Exhibit 10.14

AMENDED & RESTATED LEASE

PHASE II BUILDING

This Amended & Restated Lease - Phase II Building (“Lease”) is dated for reference purposes, as of November 15, 2001 (the “Effective Date”) and is made by and between Green Valley Corporation, a California corporation (“Landlord”) and Echelon Corporation, a Delaware corporation (“Tenant”). This Amended and Restate Lease - Phase II is made with reference to and to entirely supersede and replace that certain Lease, dated as of October 13, 2000, executed by Landlord and Tenant concerning the Premises which are herein defined, which existing Lease shall be of no further force or effect whatever upon execution of this Lease by both the Landlord and Tenant. As used herein “this Lease” shall mean all elements of this Lease including all referenced and attached exhibits and addenda, all of which are incorporated by this reference or attached hereto.

1.	DEMISE

A.        Demise of Premises.  Landlord hereby leases to Tenant, and Tenant leases from Landlord, for the Lease Term upon the terms and conditions of this Lease, (i) the real property described as the “Building 2 Parcel” as shown on the attached Exhibit A, (ii) a 3-story steel frame office building containing approximately 77,389 Rentable Square Feet (as defined in Section 3.A), to be constructed upon the Building 2 Parcel by Landlord (the “Building”) to the standards and in the manner described in the Improvement Agreement attached as Exhibit C (the “Improvement Agreement”), and (iii) a portion of the East Parking Area. “Tenant’s Allocated Parking” shall be defined as 255 or more parking stalls to be exclusively used by Tenant within the East Parking Area and on the Building 2 Parcel as shown on Exhibit A attached hereto. Notwithstanding the above, it is further understood that all parking areas on the Building 1 Parcel shall be for the exclusive use of Tenant. The Building 2 Parcel, the Building and Tenant’s Allocated Parking shall collectively be referred to as “the Premises.”

B.        Commencement Date.  The term of this Lease shall begin on the earlier of fifteen (15) days following the Substantial Completion Date or upon Tenant’s occupancy of the Premises, as defined in the Improvement Agreement (the “Commencement Date”). Tenant’s entering the Premises to perform Tenant’s Work (as defined in the Improvement Agreement) shall not constitute occupancy of the Premises for determining the Commencement Date.

C.        Commencement Date Memorandum.  At the time Landlord delivers possession of the Premises to Tenant, Landlord and Tenant shall together execute a “Lease Commencement Date Memorandum” in the form attached as Exhibit D, appropriately completed. Tenant’s obligation to pay Base Monthly Rent and Additional Rent and Landlord’s duty to deliver possession of the Premises in the condition and at the time required by this Lease shall not be excused or delayed because of Tenant’s failure to execute such memorandum.

D.        Early Occupancy.  If Tenant enters, or permits its contractors to enter, the Premises prior to the Commencement Date, it shall do so upon all of the terms of this Lease (including its obligations regarding indemnity and insurance) except those regarding the obligation to pay rent, which shall commence only on the Commencement Date.

E.        Lease Term.  The term of this Lease shall be ten (10) years (“the Initial Term”).

F.        Option to Extend.  Landlord hereby grants to Tenant two option(s) (the “Option(s)”) to extend the term of this Lease, each for an additional term of five (5) years, commencing when the then existing term expires, upon the terms and conditions set forth in this Section (each of such option periods upon exercise constituting an “Extended Term”). Tenant may exercise each such option by giving Landlord written notice of its intention not less than one hundred eighty (180) days prior to the expiration of the then existing Lease Term. If Tenant exercises an Option, the Base Monthly Rent shall be adjusted in accordance with Section 3.B upon the commencement of said Extended Term and all other terms and conditions contained in this Lease and this Addendum, as the same may be amended from time to time by the parties in accordance with the provisions of this Lease, shall remain in full force and effect and shall apply during the Extended Term except that in the event that Tenant exercises one Option, only one Option shall remain. In the event that Tenant exercises the second Option, Tenant shall have no further Option to extend the Term of the Lease.

2.	[Intentionally deleted.]

3.	RENT

A.        Base Monthly Rent.  Commencing on the Commencement Date and continuing throughout the Initial Lease Term, Tenant shall pay to Landlord Base Monthly Rent of $2.20 for each “Rentable Square Foot” of the Building area (“Base Monthly Rent”), increased on each anniversary of the Commencement Date at the rate of 3% per annum, compounded annually. For purposes of this Lease the term “Rentable Square Foot” shall be defined as the “Gross Building Area” consistent with BOMA document Z65.1/1996, attached as Exhibit E, which area is computed by measuring to the outside finished surface of the Building’s outer walls without any deductions. Premised on the Rentable Square Foot measurement of the building as completed equaling 77,389 square feet, the annualized Base Monthly Rent for the Initial Term shall be:

Lease Year	Annual Rent	Base Monthly Rent
1	$2,043,069.60	$170,255.80
2	$2,104,361.69	$175,363.47
3	$2,167,492.54	$180,624.38
4	$2,232,517.31	$186,043.11
5	$2,299,492.83	$191,624.40
6	$2,368,477.62	$197,373.13
7	$2,439,531.95	$203,294.33
8	$2,512,717.91	$209,393.16
9	$2,588,099.44	$215,674.95
10	$2,665,742.43	$222,145.20

B.        Extended Term Rent.  If Tenant exercises its Option to Extend the Lease Term, the Base Monthly Rent for the Premises shall become the greater of the rent payable for the last month of the then expiring Lease Term or ninety-five percent (95%) of the fair market monthly rent (“Fair Market Rent”) for the Premises on the date of the Tenant’s notice. Beginning with the second year of the Extended Term the Base Monthly Rent shall be increased by four percent (4%) over the prior year’s Base Monthly Rent on each anniversary of the commencement of, and throughout, the Extended Term. Said Fair Market Rent for the Premises shall be determined in accordance with the following:

   (1)        Within fifteen (15) days following receipt of Tenant’s notice of exercise of an Option, Landlord shall notify Tenant in writing of its assessment of the Fair Market Rent for the Premises (the “Landlord’s Rent Assessment”). Within fifteen (15) days following receipt of Landlord’s assessment, Tenant shall either approve the Landlord’s Rent Assessment or advise Landlord of its alternative assessment of the Fair Market Rent for the Premises (“Tenant’s Rent Assessment”).

   (2)        If Landlord and Tenant’s assessments differ or if one of them does not provide its assessment of the Fair Market Rent, they shall meet and confer in good faith until the one hundred twentieth (120th) day preceding the commencement date of the Option term in order to reach agreement on the Fair Market Rent for the Premises. If no agreement is reached during such period, then either party may demand that the Fair Market Rent be determined by an appraisal conducted in accordance with the procedures specified in this Section, by delivery of written notice to the other party prior to the one hundredth (100th) day preceding the commencement date of the Option term.

   (3)        Notwithstanding anything to the contrary contained in this Section, if the parties are unable to agree upon the Fair Market Rent for the Premises on or before the one hundred twentieth (120th) day prior to the commencement of the Option term, then Tenant may elect to rescind its exercise of the Option to Lease by giving Landlord written notice of such recession on or before the one hundredth (100th) day preceding the commencement date of the Option term. If no such notice of recession is given the Fair Market Rent for the Premises shall be determined by appraisal as set forth below. If Tenant rescinds its exercise of the Option, then the Lease shall terminate on the later of the date the Lease would have otherwise terminated absent Tenant’s exercise of the Option or the date specified in Tenant’s notice (which date shall not be later than one (180th) day following the date of the recession notice) and if such period extends beyond the then scheduled termination date of the Lease, the Base Monthly Rent for any period beyond such scheduled termination date shall be 125% of the base rent last paid during the expiring term.

   (4)        If it becomes necessary to determine the fair market rental value for the Premises by appraisal, real estate appraiser(s), all of whom shall be members of the American Institute of Real Estate Appraisers and who have at least five (5) years experience appraising office space located in the vicinity of the Premises shall be appointed and shall act in accordance with the following procedures:

    a)        The party demanding an appraisal (the “Notifying Party”) shall state the name, address, and qualifications of its selected appraiser in its notice of an appraisal demand. Within ten (10) days following receipt of the Notifying Party’s appraisal demand, the other party (the “Non-Notifying Party”) shall either approve the appraiser selected by the notifying party or select a second properly qualified appraiser by giving written notice of the name, address and qualification of said appraiser to the Notifying Party. If the Non-Notifying Party fails to select an appraiser within the ten (10) day period, the appraiser selected by the Notifying Party shall be deemed selected by both parties and no other appraiser shall be selected. If two appraisers are selected, they shall select a third appropriately qualified appraiser within ten (10) days following the date the second appraiser is selected. If the two appraisers fail to select a third qualified appraiser within said (10) day period, then the third appraiser shall be appointed by the then presiding judge of the county where the Premises are located upon application by either party.

    b)        If only one appraiser is selected, that appraiser shall notify the parties in simple letter form of its determination of the Fair Market Rent for the Premises within fifteen (15) days following his selection, which appraisal shall be conclusively determinative and binding on the parties as the appraised Fair Market Rent.

    c)        If multiple appraisers are selected, the appraisers shall meet not later than ten (10) days following the selection of the last appraiser. At such meeting, the appraisers shall attempt to determine the Fair Market Rent for the Premises as of the commencement date of the Option term by the agreement of at least two (2) of the appraisers.

    d)        If two (2) or more of the appraisers agree on the Fair Market Rent for the Premises at the initial meeting, such agreement shall be determinative and binding upon the parties hereto and the agreeing appraisers shall, in simple letter form executed by the agreeing appraisers, forthwith notify both Landlord and Tenant of the amount set by such agreement. If multiple appraisers are selected and two (2) appraisers are unable to agree on the Fair Market Rent for the Premises, all appraisers shall submit to Landlord and Tenant an independent appraisal of the Fair Market Rent for the Premises in simple letter form within twenty (20) days following appointment of the final appraiser. The parties shall then determine the Fair Market Rent for the Premises by averaging the appraisals; provided that, in determining the average, any appraisal, which exceeds the Landlord’s Rent Assessment for the Premises, which is less than the Tenant’s Rent Assessment for the Premises, or which differs from the middle appraisal by more than ten percent (10%) of the middle appraisal shall be disregarded.

    e)        The appraisers’ determination of Fair Market Rent shall be based on rental of space of the same age, construction, size and location as the Premises with the improvements installed therein at Landlord’s sole expense and shall take into account Tenant’s obligations to pay Additional Rent, and annual increases to Base Rent, under this Lease. In determining Fair Market Rent, the appraisers shall not consider any Tenant’s Alterations (as defined in Section 5.B) or Trade Fixtures installed in the Premises at Tenant’s expense.

    f)        If only one appraiser is selected, then each party shall pay one-half of the fees and expenses of that appraiser. If three appraisers are selected, each party shall bear the fees and expenses of the appraiser it selects and one-half of the fees and expenses of the third appraiser.

C.        Additional Rent.  Commencing on the Commencement Date and continuing throughout the Lease Term and any Extended Term, Tenant shall pay the following as additional rent (the “Additional Rent”): (i) all Building 2 Parcel Operating Expenses incurred by Landlord pursuant to Section 8.A, (ii) Tenant’s Share of the East Parking Area Operating Expenses pursuant to Section 8.A, (iii) any late charges or interest due Landlord pursuant to Section 3.E, (iv) Landlord’s share of any Subrent received by Tenant upon certain assignments and sublettings as required by Section 14.A, (v) any legal fees and costs due Landlord pursuant to Section 15.H, and (vi) any other amounts expressly payable to Landlord pursuant to this Lease.

D.        Payment of Rent.  All rent required to be paid in monthly installments shall be paid in advance on the first day of each calendar month during the Lease Term. If the Base Monthly Rent is to be increased during the Lease Term pursuant to the terms of this Lease, and if the date of such increase does not fall on the first day of a calendar month, such increase shall prorated for any partial month. All rent shall be paid in lawful money of the United States, without any abatement, deduction or offset whatsoever (except as specifically provided in Section 11.D and Section 12.B, and without any prior demand therefor. Rent shall be paid to Landlord at its address set forth in Section 15.G, or at such other place as Landlord may designate from time to time. Tenant’s obligation to pay Base Monthly Rent and Building 2 Parcel Operating Expenses and East Parking Area Operating Expenses (each as defined below in Section 8) shall be prorated for any partial month at the commencement and expiration of the Lease Term.

E.        Late Charge and Interest on Rent in Default.  If any Base Monthly Rent or Additional Rent is not received by Landlord from Tenant within five business days after Landlord has notified Tenant in writing that payment of such rent has not been received by Landlord, then Tenant shall immediately pay to Landlord a late charge equal to 4% of such delinquent rent as liquidated damages for Tenant’s failure to make timely payment. In no event shall this provision for a late charge be deemed to grant to Tenant a grace period or extension of time within which to pay any rent or prevent Landlord from exercising any right or remedy available to Landlord upon Tenant’s failure to pay any rent due under this Lease in a timely fashion, including any right to terminate this Lease pursuant to Section 13.B(2). If any rent payable by Tenant hereunder is delinquent then, in addition to such late charge, Tenant shall pay to Landlord interest on any such delinquent rent equal to the greater of (i) 5% in excess of the discount rate established by the Federal Reserve Bank of San Francisco as it may be adjusted from time to time, or (ii) the maximum interest rate permitted by law (“the Agreed Interest Rate”) following the date such amount became due until paid. The time provided under any notice provided to Tenant under this Section shall run concurrently with the time periods of any statutory notices required for termination of tenancies by Landlord, provided, however, that in all events Tenant shall be afforded the entire duration of any cure period described in this Lease in order to cure a default hereunder.

F.        Security.  On the Effective Date, Tenant shall deposit with Landlord a security deposit in the amount of $213,000.00, as a security for the performance by Tenant of its obligations under this Lease (the “Security Deposit”). If Tenant is in default, Landlord may, but without obligation to do so, use the Security Deposit, or any portion thereof, to cure the default or to compensate Landlord for all damages sustained by Landlord resulting from Tenant’s default, including, but not limited to Landlord’s attorney’s fees and costs. Tenant shall, immediately on demand, pay to Landlord a sum equal to the portion of the Security Deposit so applied or used so as to replenish the amount of the Security Deposit held to increase such deposit to the amount initially deposited with Landlord. Within thirty (30) days after the termination of this Lease, Landlord shall return the Security Deposit to Tenant, less such amounts as are reasonably necessary, as determined solely by Landlord, to remedy Tenant’s default(s) hereunder. If the cost to restore the Premises to the condition agreed upon herein exceeds the amount of the Security Deposit, Tenant shall promptly deliver to Landlord any and all of such excess sums as reasonably determined by Landlord. Landlord shall not be required to keep the Security Deposit separate from other funds, and, unless otherwise required by law, Tenant shall not be entitled to interest on the Security Deposit. In no event or circumstance shall Tenant have the right to any use of the Security Deposit and, specifically, Tenant may not use the Security Deposit as a credit or to otherwise offset any payments required hereunder, including, but not limited to, Rent or any portion thereof. On the commencement of any Extended Term the Tenant shall deposit with the Landlord, along with the first rent due during such Extended Term, any additional sum as may be required to bring the Security Deposit up to the full amount of the initial Base Monthly Rent for any such Extended Term.

G.        Tenant’s Credit Enhancement.  In addition to any rents due hereunder, and the Security Deposit set forth in the immediately preceding Section, Tenant has delivered to Landlord and shall cause to be maintained in effect, an unconditional, irrevocable letter of credit (the “L-C2) in the amount of Five Million Dollars ($5,000,000.00) (the “L-C2 Amount”) and the Landlord has accepted the form of the L-C2 so delivered by Tenant. The L-C2 shall be maintained as security for the Lease until the tenth anniversary of the Commencement Date, unless this Lease is sooner terminated; provided, however, that if Tenant is not reasonably able to maintain the L-C2, it may substitute cash in lieu of the L-C2 in the L-C2 amount (the “Cash in Lieu”) unless and until Tenant obtains a replacement L-C2. Any such Cash in Lieu shall either be held or used by the Landlord as collateral for a Substitute L-C2. If held as cash it shall be held, applied and returned by the Landlord in accordance with Section 3.F or by the Landlord’s lender pursuant to a depository/custodial agreement, in form reasonably acceptable to Landlord, Landlord’s lender and Tenant. If used as collateral for the Substitute L-C2 it shall, applied and returned in accordance with the other provisions of this Section 3.G. Upon termination of this Lease (i) Landlord shall surrender any Substitute L-C2 obtained by Landlord pursuant to this Section 3.G to the issuer thereof and obtain a release of the cash deposited as security therefor and Landlord shall be obliged to return any Cash in Lieu (less the proper deductions therefrom by Landlord or a Mortgagee pursuant to Sections 3.F and 3G) within the time and in the manner specified in Section 2.F.

   (1)        If Tenant is in default under this Lease at any time while the L-C2 (or a Substitute L-C2) is in place, or if Tenant should fail to pay for Tenant Improvements as and when called for under the Improvement Agreement, Landlord (or a Mortgagee, as defined in Paragraph (4) hereto, pursuant to a Mortgagee Agreement) may, but without obligation to do so, immediately draw on the L-C2 (or Substitute L-C2), or any portion thereof, to the extent permitted by and in conformity with the terms and conditions of this Lease, to cure such default (or to reimburse Landlord for the cost of curing such default) and for all other damages sustained by such party resulting from such default (which shall include, without limitation, any amount of damages that Landlord would be entitled to receive under Section 14 of this Lease and Section 11 of the Improvement Agreement); provided, however, that no such draw by Landlord and/or Mortgagee shall, in the aggregate, exceed (a) if the default is the Tenant’s failure to reimburse Landlord for Tenant Improvement Cost pursuant to Section 11 of the Improvement Agreement, then the amount in default, but unpaid on the date of the drawing, for Tenant Improvement Cost under Section 11 plus the out of pocket expenses incurred by the drawing party in order to complete the drawing, or (b) in all other cases the amount owing by Tenant under the Lease on account of an Event of Tenant’s Default that remains uncured as of the date such drawing plus the out of pocket expenses incurred by the drawing party in order to complete the drawing. If any such draw shall occur on account of Tenant’s failure to reimburse Landlord for Tenant Improvement Cost pursuant to Section 11 of the Improvement Agreement, Tenant shall be required to replenish the L-C2 (or the Substitute L-C2) for the amount of the draw within Ten (10-) days following written demand by Landlord and/or any Mortgagee entitled to draw on the

L-C2 for such replenishment; and a failure to so replenish the L-C2 within such period shall constitute an Event of Default under this Lease In all other cases, Tenant shall have no duty to replenish the L-C2 (or the Substitute L-C2) for the amount of the draw. If Landlord or any Mortgagee improperly draws on the L-C2 (or any Substitute L-C2) and fails to refund the amount so drawn to Tenant within ten (10) days following delivery by Tenant of written demand for return of such improper draw, then Tenant may deduct from Rent payable by Tenant under this Lease, an amount equal to such improper draw.

   (2)        [Intentionally deleted.]

   (3)        Tenant shall pay all expenses, points, or fees incurred by Tenant in obtaining the L–C2.

   (4)        If Landlord transfers its interest in the Premises, Landlord shall transfer or assign the L–C2 to Landlord’s transferee and thereupon be relieved of further responsibility with respect to the L–C2 as long as the transferee agrees in writing to hold the L–C2 under the provisions of this Section. Landlord may also assign its right, title and interest in the L-C2 to any mortgagee of the Premises (or to any beneficiary of a deed of trust encumbering the Premises) as additional collateral. If Landlord mortgages its interest in the Premises, Landlord may transfer or assign the L–C2 to Landlord’s mortgagee and thereupon be relieved of further responsibility with respect to the L–C2 as long as the mortgagee agrees in writing to hold the L–C2 under the provisions of this Section. Landlord shall provide written notice to Tenant of any such assignment concurrently with such assignment. The latest mortgagee (or deed of trust beneficiary) of which Tenant has received such notice is herein referred to as the “Mortgagee”. Tenant shall use all reasonable efforts to have the name of Mortgagee added as a beneficiary of the L-C2, provided Tenant receives notice of such Mortgagee, a written request by Landlord to add Mortgagee as beneficiary of the L-C2, and payment by Landlord of reasonable expenses incurred by Tenant in making such efforts. If Landlord draws on the L–C2 after a transfer or an assignment of the L-C2 to another party or if any party improperly draws upon the L-C2, then the drawing party shall pay to Tenant within ten (10) days from the date of the draw the amount of the L–C2 so drawn. If the Mortgagee or transferee fails to pay Tenant the amount of the L–C2 within that period, Tenant may deduct from Rent payable by Tenant under this Lease the amount of the L–C2.

   (5)        If the term of the L-C2 shall expire prior to the last date for maintenance of the L-C2 in the amount specified above, then Tenant shall deliver to Landlord, no fewer than fifteen (15) days prior to the expiration date of the L-C2, a replacement to the L-C2. Any replacement or substituted L-C2 delivered by Tenant or obtained by Landlord shall reflect the form and content of the L-C2 delivered concurrently herewith, with such modifications as the replacement L-C2 issuer may require and that the Landlord and Tenant shall reasonably approve. If Tenant fails to deliver to Landlord a replacement to an expiring L-C2 no fewer than fifteen (15) days prior to the expiration of the L-C2, then Landlord (or, to the extent permitted by any agreement (a “Mortgagee Agreement”) between Landlord and Mortgagee, any Mortgagee named as a beneficiary of the L-C2) shall have the right to present the expiring L-C2 for payment in accordance with this subsection.

    a)        The proceeds of such drawing shall be used as collateral for a substitute letter of credit (“Substitute L-C2”) obtained from a federally chartered bank or savings association by Landlord or any Mortgagee named as a beneficiary of the expiring L-C2, for the benefit of the same parties identified as beneficiaries of the expiring L-C2.

    b)        The amount of the Substitute L-C2 shall be equal to the proceeds received from the expiring L-C2, less the commercially reasonable third party expenses incurred by Landlord or the Mortgagee to obtain the Substitute L-C2.

    c)        The Substitute L-C2 shall have drawing instructions equivalent in all material respects to those of the expiring L-C2 and shall otherwise be on substantially the same terms and conditions as the expiring L-C2.

    d)        To the fullest extent allowable by the institution issuing any Substitute L-C2, the proceeds from the expiring
L-C2, constituting the credit support for the Substitute L-C2 shall be deposited in an interest bearing account in the name of Landlord (and, to the extent permitted by any agreement between Landlord and any Mortgagee, a Mortgagee named as a beneficiary of the expiring L-C2), with interest paid to such account.

    e)        In no event shall Landlord and/or the Mortgagee have the right to obtain disbursement from the expiring
L-C2, to hold a Substitute L-C2, to hold any funds drawn from an expiring L-C2, to maintain a Substitute L-C2, or to hold collateral for a Substitute L-C2 in an amount in excess of (i) the amount of the L-C2 required at said time by this Section 3.G of the Lease, less (ii) the amount of any prior draw on the L-C2 or Substitute L-C2 pursuant to this Section; and upon demand by Tenant, any such excess funds shall be returned to Tenant and any such excess L-C2 amount shall be cancelled.

    f)        The proceeds of the expiring L-C2 held by the Landlord (or a Mortgagee pursuant to a Mortgagee Agreement) shall retain their character as proceeds of the expiring L-C2 pursuant to the Lease.

    g)        If at any time after the expiring L-C2 is presented for payment pursuant to this Section, Tenant delivers to Landlord its own replacement L-C2 that meets the requirements of this Section 3.G and is reasonably acceptable to Landlord or a Mortgagee named as beneficiary in the expiring L-C2, the Substitute L-C2 shall be terminated as soon as reasonably possible and any proceeds held as collateral therefor (including, without limitation, any interest) on account of the prior drawing of the expiring L-C2 shall be reimbursed to Tenant, less (i) any unreimbursed out-of-pocket costs and expenses reasonably incurred by Landlord (or any Mortgagee) in connection with such draw and/or obtaining the Substitute L-C2, (ii) the amount of damages, if any, recoverable by Landlord pursuant to Section 13 of this Lease on account of any Event of Tenant’s Default (as defined in Section 13) that remains uncured as of the date such reimbursement becomes due and owing to Tenant, and (iii) any and all expenses, fees, or costs involved in the early termination of any Substitute L-C2. The reimbursement and/or release shall be made within seven (7) calendar days following Tenant’s written demand for reimbursement and/or release, which demand shall be made no earlier than the date of acceptance of such replacement L-C2 by Landlord or Mortgagee named as beneficiary (which acceptance shall not be unreasonably withheld or delayed).

     (6)        Any draw on the L-C2 (or Substitute L-C2) must be based upon Landlord’s (or a Mortgagee’s, pursuant to a Mortgagee Agreement) written statement of either (a) the existence of an Event of Tenant’s Default or (b) a failure of Tenant to reimburse Landlord for the Tenant Improvement Cost payable by Tenant to Landlord under the provisions of Section 11 of the Improvement Agreement, under penalty of perjury, presented to the bank which issued the L-C2 (or Substitute L-C2). It is expressly agreed between Landlord and Tenant that any mortgagee who shall hold an assignment of the L-C2 (or a Substitute L-C2), but shall not be a named beneficiary of the L-C2 (or a Substitute L-C2), shall be an express third-party beneficiary of this Section 3.G and be entitled, to the extent permitted by law, the terms of this Lease, and any agreements between such mortgagee and Landlord, to enforce directly the provisions hereof against Landlord and Tenant in accordance with the procedures set forth in this Section, so long as either (i) an Event of Tenant’s Default or (ii) a failure of Tenant to reimburse Landlord for the Tenant Improvement Cost payable by Tenant to Landlord under the provisions of Section 11 of the Improvement Agreement is continuing and Landlord has not itself drawn on the L-C2 (of Substitute L-C2) with respect to such event. Any such mortgage shall be bound, to the extent that Landlord or any other named beneficiary, is bound by the obligations hereunder with respect to the L-C2 (or Substitute L-C2) and such drawing.

4.	USE OF PREMISES

A.        Limitation on Use.  Tenant may use the Premises for office purposes, light assembly, and, with Landlord’s reasonable consent, any other legal use which may be reasonably compatible with the use of neighboring properties owned or controlled by Landlord (the “Permitted Use”). Tenant shall not do anything in or about the Premises, which will cause structural injury to the Building. Tenant shall not operate any equipment within the Premises which will (i) materially damage the Building or the Premises, (ii) overload existing electrical systems or other mechanical equipment servicing the Building, (iii) impair the efficient operation of the sprinkler system or the heating, ventilating or air conditioning (“HVAC”) equipment within or servicing the Building, or (iv) damage, overload or corrode the sanitary sewer system. Tenant shall not attach, hang or suspend anything from the ceiling, roof, walls, or columns of the Building or set any load on the floor in excess of the load limits for which such items are designed. Any dust, fumes, or waste products generated by Tenant’s use of the Premises shall be contained and disposed so that they do not (i) create an unreasonable fire or health hazard, (ii) permanently damage the Premises, or (iii) result in a material violation of any law. Tenant shall not commit any waste in or about the Premises, and Tenant shall keep the Premises free of any nuisances and shall not use the Premises in a manner that unreasonably disturbs other owners and/or occupants of the Premises or neighboring properties.

B.        Compliance with Regulations.  Tenant shall abide by and promptly observe and comply in all material respects with all laws and Private Restrictions which affect the Tenant’s use of the Premises. For purposes of this Lease “Private Restrictions” shall mean all recorded covenants, conditions, and restrictions, private agreements, reciprocal easement agreements, and any other recorded instruments affecting the Premises or any portion thereof, which (i) exist as of the Effective Date, or (ii) are recorded after the Effective Date with the written approval of Tenant. Tenant shall not use the Premises in any manner which will cause a cancellation of any insurance policy covering the improvements installed by Landlord at its expense or is reasonably likely to cause an increase in Landlord’s insurance rates. Tenant shall not sell, or permit to be kept, used, or sold in or about the Premises any article, which may be prohibited by the standard form of fire insurance policy.

C.        Outside Areas.  No materials, supplies, tanks or containers, equipment, finished products or semi-finished products, raw materials, inoperable vehicles or articles of any nature shall be stored upon or permitted to remain outside of the Premises except in areas outside the Building which have been designed for such purpose and have been approved in writing by Landlord for such use by Tenant.

D.        Signs.  All directory, building and monument signs, banners, advertising, and other displays visible from the exterior of the Premises shall strictly conform to all laws and Private Restrictions and the sign criteria attached hereto as Exhibit F and shall be installed at the expense of Tenant. Tenant shall maintain such signs in good condition and repair and remove all such signs at the termination of the Lease.

E.        Parking.  Tenant shall have an exclusive right to use, and “Tenant’s Allocated Parking” shall be, all of the parking stalls on the Building 2 Parcel and the non-exclusive right to use an additional number of parking stalls which, when added to the parking stalls provided on the Building 2 Parcel, equal 255 stalls within a multi-level parking structure which Landlord shall construct in the East Parking Area as shown on Exhibit A attached hereto (the “Parking Structure”). The Parking Structure shall be reserved for the use only of the lessees of the Premises or the users of the adjacent properties which are subject to the rights of Tenant. Landlord shall guarantee that Tenant shall always have non-exclusive use of its allocated parking stalls in the Parking Structure during the term of this Lease and any extensions thereof. Upon completion of the Parking Structure, Landlord shall notify Tenant as to the number of stalls which are a part of Tenant’s Allocated Parking within the East Parking Area, and thereafter Tenant shall pay a prorata share of any East Parking Area Operating Expenses based on the ratio of Tenant’s Allocated Parking within the East Parking Area to the total number of parking stalls within the East Parking Area (“Tenant’s Share of East Parking Area”).

F.        Rules and Regulations.  Landlord may from time to time promulgate reasonable and nondiscriminatory rules and regulations applicable to the Premises and the adjacent properties described in the Contemporaneous Agreements for the care and orderly management of the contiguous properties and the safety of its tenants and invitees, with the reasonable consent of Tenant. Such rules and regulations shall be binding upon Tenant upon delivery of a copy thereof to Tenant, and Tenant agrees to abide by such rules and regulations. If there is a conflict between the rules and regulations and any of the provisions of this Lease, the provisions of this Lease shall prevail. Landlord shall not be responsible for the violation by any other tenant of the adjacent properties described in the Contemporaneous Agreements of any such rules and regulations.

5.	TRADE FIXTURES AND ALTERATIONS

A.        Trade Fixtures.  Throughout the Lease Term, Tenant may provide and install, and shall maintain in good condition, any Trade Fixtures required in the conduct of its business in the Premises. All Trade Fixtures shall remain Tenant’s property and, subject to Tenant’s duty to repair damage caused by such removal, may be removed from the Premises at any time.

B.        Tenant’s Alterations.  “Tenant’s Alterations” shall mean any and all improvements, additions, alterations, and fixtures installed in the Premises by Tenant at its expense, which are not Trade Fixtures. Construction by Tenant of Tenant’s Alterations shall be governed by the following:

     (1)        Tenant shall not construct any Tenant’s Alterations or otherwise alter the Premises without Landlord’s prior written approval, which approval shall not be unreasonably withheld. Landlord shall approve or reasonably withhold approval within seven (7) days following delivery of a written request for such approval and such plans, specifications, any contracts as Landlord may reasonably require for review. Notwithstanding the foregoing, Tenant shall be entitled, without Landlord’s prior approval, to make Tenant’s Alterations, if (i) such Tenant’s Alterations do not affect the structural or exterior parts or water tight character of the Building, and (ii) the reasonably estimated cost of said Tenant’s Alterations (or series of related Tenant’s Alterations) does not exceed the then payable Base Monthly Rent. In the event Landlord’s approval for any Tenant’s Alterations is required, Tenant shall not construct the Alteration until Landlord has approved in writing the plans and specifications therefor. Tenant shall provide Landlord not less than two (2) weeks’ notice prior to the commencement of any Tenant Alterations (whether requiring Landlord’s approval or not), which notice shall be accompanied by copies of Tenant’s plans and specifications for the Alterations, so that Landlord may post notices of non-responsibility in or on the Premises as permitted by law. Tenant shall further provide Landlord not less than twenty-four (24) hours’ notice following the actual commencement of said Tenant Alterations. Tenant’s Alterations shall be constructed only by a duly licensed contractor in compliance in all material respects with applicable laws and Private Restrictions. When completed, Tenant shall provide Landlord with “as-built” plans in mark-up form for the Tenant’s Alterations.

     (2)        Tenant shall not commence construction of any Tenant’s Alterations, until (i) all required governmental approvals and permits have been obtained, (ii) all requirements regarding insurance imposed by this Lease have been satisfied, (iii) Tenant has given Landlord the written notice required by the immediately preceding subsection of its intention to commence such construction, and (iv) if reasonably requested by Landlord in connection with the Tenant’s Alterations there are any perils relating to the proposed construction not covered by the casualty insurance carried by Landlord pursuant to Article 9, Tenant has obtained contingent liability and broad form builders’ risk insurance in an amount reasonably satisfactory to Landlord.

     (3)        All Tenant’s Alterations constructed with Tenant’s funds shall be and remain Tenant’s property during the Lease Term and Tenant shall be entitled to the benefits, proceeds, tax attributes and depreciation associated therewith. Tenant may at any time remove any or all such Tenant’s Alterations from the Premises, so long as such Tenant Alteration may be removed without permanent damage to the Premises, the Tenant Alteration is not a replacement of initial Leasehold Improvements installed in the Premises at Landlord’s expense (or of any Alteration installed as a replacement thereof) and Tenant repairs all damage caused by such removal. At the termination of the Lease, Tenant shall remove such Tenant’s Alterations from the Premises that Landlord identifies in a writing delivered to Tenant at least 45 days prior to the expiration of the Lease Term. In no event, however, shall Tenant be obligated to remove any Tenant’s Alterations with respect to which the following is true: (i) Tenant was required, or elected, to obtain the approval of Landlord to the installation of the Alteration in question; (ii) Tenant requested of Landlord in writing that Landlord inform Tenant of whether or not Landlord would require Tenant to remove such Alteration at the expiration of the Lease Term; and (iii) at the time Landlord granted its approval, it did not inform Tenant in writing that it would require Tenant to remove such Alterations at the expiration of the Lease Term.

C.        Alterations Required by Law.  Tenant shall make any alteration, addition or change of any sort to the Premises that is required by any law because of (i) Tenant’s particular and peculiar use or change of use of the Premises, or (ii) Tenant’s construction or installation of any Tenant’s Alterations or Trade Fixtures after the Commencement Date. Any other alteration, addition, or change required by law, which is not the responsibility of Tenant pursuant to the foregoing, shall be made by Landlord, subject to Landlord’s right to reimbursement from Tenant specified in Section 5.D.

D.        Amortization of Certain Capital Improvements.  Capital Improvements are those repairs, replacements, modifications, and improvements to the Premises and the Tenant Improvements (as defined in the Improvement Agreement), which must be capitalized under generally accepted accounting principles. In the event Landlord is required to make any of the following kinds of Capital Improvements, to wit: (i) Capital Improvements required to be constructed in order to comply with any law not in effect or applicable to the Premises or the Tenant Improvements as of the Commencement Date; (ii) modification to the Premises or the Tenant Improvements which are Capital Improvements or construction of additional Capital Improvements which reduce the consumption of utility services in the Building, the Building 2 Parcel Operating Expenses or the East Parking Area Operating Expenses (each as defined in Section 8 below), (iii) Capital Improvements required because of normal wear and tear; or (iv) restorations of any part of the Premises that has been damaged by any peril to the extent the cost thereof is not covered by or required by the terms of this Lease to be covered by insurance, then Tenant shall reimburse to Landlord with respect to each such Capital Improvement an amount determined as follows:

     (1)        All costs reasonably incurred by Landlord to construct such Capital Improvements shall be amortized over the useful life of such improvement (as reasonably determined in accordance with generally accepted accounting principles), together with interest on the unamortized balance at the then prevailing market rate a landlord of comparable buildings would pay if it borrowed funds to construct such improvements from an institutional lender. Landlord shall inform Tenant of the monthly amortization payment required to so amortize such costs, and shall also provide Tenant with the information upon which such determination is made; and

     (2)        As Additional Rent, Tenant shall pay at the same time the Base Monthly Rent is due, an amount equal to Tenant’s Share of that portion of such monthly amortization payment fairly allocable to the Premises (in the same proportion as operating expenses are allocable to Tenant under Section 8 below) for each month after such improvements are completed until the first to occur of (i) the expiration of the then existing Lease Term, or (ii) the end of the term over which such costs were amortized.

Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be liable for any costs incurred by Landlord to construct any discretionary Capital Improvements nor for any Capital Improvements (i) which are located in any structure reserved for the exclusive use of any other lessee of the Premises or the improvements located on the East Parking Area, (ii) which are located outside of the Premises or the East Parking Area, (iii) which are associated with the construction of the Parking Structure, or (iv) with respect to any Hazardous Materials Laws which are not Tenant’s responsibility under Section 7 below.

E.        Mechanic’s Liens.  Tenant shall keep the Premises free from any liens arising from (and shall pay when due all bills arising out of) any Tenant’s Alterations. If any claim of lien is recorded (except those caused by Landlord or Landlord’s agents), Tenant shall bond against or discharge the same within 10 days after receiving notice from Landlord that the same has been recorded against the Premises. Should any lien be filed against the Premises or any action be commenced affecting title to the Premises, the party receiving notice of such lien or action shall immediately give the other party written notice thereof and Tenant shall reimburse Landlord its reasonable attorney’s fees incurred in connection with the recordation of such a lien.

F.        Taxes on Tenant’s Property.  Tenant shall pay before delinquency any and all taxes, assessments, license fees and public charges levied, assessed or imposed against Tenant or Tenant’s estate in this Lease or Tenant Alteration or Trade Fixtures situated within the Premises which become due during the Lease Term. If any tax or other charge is assessed by any governmental agency because of the execution of this Lease, such tax shall be paid by Tenant. On demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of these payments.

6.	REPAIR AND MAINTENANCE

A.        Tenant’s Obligation to Maintain.  Except as otherwise provided in Section 6.B, Section 9.D, Section 11.A, and Section 12.B and except for Capital Improvements required to be made by Landlord under this Lease, Tenant shall, at Tenant’s sole cost and expense, keep the Building, and every part thereof in the same order, condition and repair existing on the Commencement Date, ordinary wear and tear excepted, whether or not such portion of the Premises requiring repair is reasonably or readily accessible to Tenant and whether or not the need for such repair occurs as a result of Tenant’s use or otherwise (including without limitation the generality of the foregoing all equipment or facilities located in and serving the Building such as plumbing, heating, air conditioning, ventilation, electrical and lighting equipment, boilers, fired or unfired pressure vessels, fire sprinkler, standpipe, hose and automatic fire extinguishing systems, including fire alarm and/or smoke detection systems and equipment, fire hydrants fixtures, walls, ceilings, floors, windows, doors, interior plate glass and signs located in, the Building). With respect to utility facilities serving the Building (including electrical wiring and conduits, gas lines, fire protection equipment and lines, water pipes, and plumbing and sewage fixtures and pipes), Tenant also shall be responsible for the maintenance and repair of any such facilities which serve only the Building, including any part of such facility that is not within the Building, but only up to the point where such facilities join a main or other junction (e.g., sewer main or electrical transformer) from which such utility services are distributed to other parts of the Premises or the adjacent properties described in the Contemporaneous Agreements as well as to the Building. Tenant shall, at Tenant’s sole cost and expense, procure and maintain, and deliver to Landlord, contracts in customary form and substance for and with contractors specializing and experienced in the routine inspection, maintenance and service of the following equipment and improvements, if any, located within the Building: (1) heating, air conditioning and ventilation equipment, (ii) boiler, fire or unfired pressure vessels, and (iii) fire sprinkler, standpipe, hose and other automatic fire extinguishing systems, including fire alarm and/or smoke detection. Landlord hereby assigns to Tenant all warranties, guaranties and claims which would reduce the maintenance obligations of Tenant hereunder and agrees that it will cooperate with Tenant to enforce any such warranties, guaranties and claims.

B.        Landlord’s Obligation to Maintain.  Subject only to Tenant’s reimbursement obligations for all operating expenses of the Premises as expressly set forth herein, Landlord shall (i) repair and maintain those areas of the Building 2 Parcel outside the Building and all areas of the East Parking Area, (ii) make repairs to the Building structure, exterior walls, roof, roof membrane, exterior improvements, foundation, skylights, landscaping, driveways, parking lots, fences, retaining walls, sidewalks and parkways located on the Premises, and (iii) perform any Capital Improvements which are required to maintain the Premises (including the interior and building service systems of the Building), in good order and repair, ordinary wear and tear excepted. Landlord also shall maintain the utility facilities which serve the Building 2 Parcel and the East Parking Area and/or which are located outside the Building, to the point where the utility is distributed solely to the Building, in good operating condition, ordinary wear and tear excepted. Any maintenance, repair, or improvement which would be called for under this subsection by Landlord of a LonWorks System (as defined in the Improvement Agreement) shall be designed and performed only in accordance with the specifications therefor provided by the manufacturer and installed only by Authorized Network Integrators of LonWorks Systems certified by Tenant. Landlord shall also procure and maintain contracts in customary form for and with contractors specializing in maintenance of, inspection and repair of drains, roof coverings, landscaping and irrigation systems located in the Building 2 Parcel and the East Parking Area.

C.        Control of East Parking Area.  Landlord shall at all times have control of the East Parking Area and Parking Structure. Landlord shall have the right, without the same constituting an actual or constructive eviction and without entitling Tenant to any abatement of rent, to: (i) temporarily close the East Parking Area to perform maintenance; and/or (ii) remove unauthorized persons from the East Parking Area. In exercising any such rights regarding the East Parking Area, (i) Landlord shall minimize any disruption to Tenant’s business to the extent reasonably possible, and (ii) Landlord shall not exercise its rights to control the East Parking Area in a manner that would materially interfere with Tenant’s use of the Premises or increase the cost of use of the Premises, without first obtaining Tenant’s written consent.

7.	WASTE DISPOSAL AND UTILITIES

A.        Waste Disposal.  Tenant shall store its waste either inside the Premises or within outside trash enclosures that are fully fenced and screened in compliance with any applicable law, Private Restrictions, and reasonable, non-discriminatory rules and regulations promulgated by Landlord for the Premises, and designed for such purpose. Tenant shall cause all of its waste to be regularly removed from the Premises at Tenant’s sole cost.

B.        Hazardous Materials. Landlord and Tenant agree as follows with respect to the existence or use of any Hazardous Materials on the Premises:

   (1)        Any handling, transportation, storage treatment, disposal or use of Hazardous Materials by Tenant and Tenant’s agents after the Effective Date in or about the Premises shall comply in all material respects with all applicable Hazardous Materials Laws. Tenant shall not use any Hazardous Material (other than typical janitorial and office supplies) on the Premises, without Landlord’s prior written consent, and, if Tenant is permitted to use such additional Hazardous Materials it shall provide to Landlord copies of any annual or bi-annual inventory/level of usage reports maintained by Tenant or filed with applicable governmental authorities. Tenant shall indemnify, defend upon demand with counsel reasonably acceptable to Landlord, and hold harmless Landlord from and against any and all liabilities, losses, claims, damages, penalties, fines, monetary sanctions, attorneys’ fees, experts’ fees, court costs, remediation costs, investigation costs, and other expenses to the extent resulting from the use, storage, treatment, transportation, release, or disposal of Hazardous Materials at the Premises by Tenant or Tenant’s agents after the Effective Date. Notwithstanding any other provision hereof, Tenant shall be sole responsible for the full cost of any Capital Improvement to the Premises required as a result of or arising from Tenant’s use of Hazardous Materials or to have Tenant’s activities comply with Hazardous Materials Laws.

   (2)        If the presence of Hazardous Materials on the Premises as a consequence of the release or emission by Tenant or Tenant’s agents of a Hazardous Material after the Effective Date results in contamination of the soil or groundwater of the Premises, then Tenant shall promptly take any and all action required by law to investigate and remediate such contamination. Tenant shall further be solely responsible for, and shall defend, indemnify and hold Landlord harmless from and against, all liabilities, actions, claims, expense of decontamination, investigation, recommendation or removal of Hazardous Materials, and experts’ and attorneys’ fees and other costs to any nature, to the extent arising out of any such investigation and remediation required hereunder.

   (3)        Landlord shall be solely responsible for, shall conform to all requirements of law and Private Restrictions regarding, and shall indemnify, defend, and hold harmless Tenant from and against all liabilities, actions, claims, expense of decontamination, investigation, remediation or removal of Hazardous Materials, and experts’ and attorneys’ fees and other of any costs of any nature, to the extent arising out of the presence of any Hazardous Material on or about the Premises (other than Hazardous Materials released, disposed of, stored, released, or emitted by Tenant or Tenant’s agents). Landlord is not aware of the presence of any Hazardous Materials on or about the Premises as of the date of this Lease, other than as disclosed in the Phase I Environmental Assessment by Lowney Associates dated November 9, 1999.

   (4)        Landlord and Tenant shall each give written notice to the other as soon as reasonably practicable of (i) any communication received from any governmental authority concerning Hazardous Materials which relates to the Premises, and (ii) any contamination of the Premises by Hazardous Materials which constitutes a violation of any Hazardous Materials Law. Tenant may use small quantities of household chemicals such as adhesives, lubricants, and cleaning fluids in order to conduct its business at the Premises and such other Hazardous Materials which are necessary to the operation of Tenant’s business and used in accordance with applicable laws or Private Restrictions. At any time during the Lease Term, Tenant shall, within five days after written request therefor received from Landlord, disclose in writing all Hazardous Materials that are being used by Tenant on the Premises, the nature of such use, and the manner of their storage and disposal.

   (5)        As used herein, the term “Hazardous Material,” means any hazardous or toxic substance, material, or waste, which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term “Hazardous Material,” includes, without limitation, petroleum products, asbestos, PCB’s, and any material or substance which is (i) listed under Article 9 or defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (ii) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C. 6903), or (iii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. (42 U.S.C. 9601). As used herein, the term “Hazardous Material Law” shall mean any statute, law, ordinance, or regulation of any governmental body or agency (including the U.S. Environmental Protection Agency, the California Regional Water Quality Control Board, and the California Department of Health Services) which regulates the use, storage, release, emission, or disposal of any Hazardous Material.

   (6)        The obligations of Landlord and Tenant under this Section shall survive the expiration or earlier termination of the Lease Term. The rights and obligations of Landlord and Tenant with respect to issues relating to Hazardous Materials, are exclusively established by this Section 7.B. In the event of any inconsistency between any other part of this Lease and this Section 7.B, the terms of this Section 7.B shall control.

C.        Utilities.  Tenant shall promptly pay, as the same become due, all charges for water, gas, electricity, telephone, sewer service, waste pick-up and any other utilities, materials or services consumed by Tenant on or about the Building 2 Parcel or provided to the Building during the Lease Term. Each utility service shall be separately metered to the Building 2 Parcel.

D.        Compliance with Governmental Regulations.  Landlord and Tenant shall comply with all rules, regulations and requirements promulgated by national, state or local governmental agencies or utility suppliers concerning the use of utility services, including any rationing, limitation or other control thereof.

8.	OPERATING EXPENSES

A.        Reimbursement of Landlord’s Operating Expenses.  As Additional Rent, Tenant shall reimburse Landlord for all the Building 2 Parcel Operating Expenses and Tenant’s Share of the East Parking Area Operating Expenses (each as defined below) incurred during the Lease Term, either (a) within 10 days after receipt of a written bill therefor from Landlord, or (b) in advance in estimated monthly installments, in accordance with the following: (i) Landlord shall deliver to Tenant Landlord’s reasonable estimate of such Operating Expenses it anticipates will be paid or incurred for the calendar year in question; (ii) during such year Tenant shall pay Tenant’s share of these estimated Building 2 Parcel Operating Expenses and Tenant’s Share of the East Parking Area Operating Expenses in advance in monthly installments at the time installments of Base Monthly Rent are due; and (iii) within 90 days after the end of each year, Landlord shall furnish to Tenant a statement in reasonable detail of the actual Building 2 Parcel Operating Expenses and Tenant’s Share of the East Parking Area Operating Expenses paid or incurred by Landlord during the just ended year and thereupon there shall be an adjustment between Landlord and Tenant, with payment to Landlord or a credit to the next installment of Tenant’s Base Monthly Rent due (or cash payment to Tenant, if the lease has terminated), within 10 days after delivery by Landlord to Tenant of said statement, so that Landlord shall receive the entire amount of Tenant’s Share of all Building 2 Parcel Operating Expenses and Tenant’s Share of the East Parking Area Operating Expenses for such year and no more. Tenant shall have the right once each calendar year, at its expense, exercisable upon written notice to Landlord within sixty (60) days of Tenant’s receipt of Landlord’s annual statement, to audit, at Landlord’s office during normal business hours, Landlord’s books and records as they relate to Building 2 Parcel Operating Expenses and Tenant’s Share of the East Parking Area Operating Expenses. If the amount demanded by Landlord for Building 2 Parcel Operating Expenses and Tenant’s Share of the East Parking Area Operating Expenses differs from the actual amount thereof by more than 5% of the demanded amount, then the cost of such audit shall be paid by Landlord.

B.        Building 2 Parcel Operating Expenses Defined.  The term “Building 2 Parcel Operating Expenses” shall mean the sum of the following costs and expenses incurred by Landlord in connection with operation, protection, repair, and operation of the Building and the Building 2 Parcel pursuant to this Lease: (i) the amortized cost of Capital Improvements and the cost of other maintenance and repairs to the Building or the Building 2 Parcel, performed by Landlord pursuant to Sections 5.B and 6.B of this Lease; (ii) consumption charges incurred by Landlord for water, gas, electricity, sewer, waste pickup, and other utilities supplied to the Building 2 Parcel; (iii) a management fee equal to 3% of the charges included in Building 2 Parcel Operating Expenses pursuant to subparts (i) and (ii) of this sentence; (iv) Real Property Taxes (as defined in Section 8.D below); and (v) the cost for insurance carried by Landlord pursuant to paragraph 9.B. Notwithstanding the foregoing, Landlord shall be solely responsible for the following costs and expenses and the same (and any management fee which could otherwise be charged thereon) shall not be included within the definition of operating expenses for either Building 2 Parcel Operating Expenses or the East Parking Area Operating Expenses (defined below): (a) depreciation; (b) ground lease payments and debt service on mortgages; (c) the cost of constructing tenant improvements for any lessee of adjacent properties described in the Contemporaneous Agreements; (d) the cost of services, goods and materials provided to any other tenant; (e) cost covered by, or required by this Lease to be covered by, the proceeds of any insurance policy, indemnity agreement, warranty or guaranty and any costs waived by Section 9.D; (f) costs or expenses incurred as a consequence of the gross negligence or willful misconduct of Landlord or its agents; (g) Capital Improvements, except to the extent of the amortized cost thereof ; (h) costs of structural Building maintenance (including repair of the exterior, bearing and demising walls of the Building and the foundation) arising from defects in the construction of the Building, and (i) costs of restoring the Premises following any damage or destruction thereof covered by Section 11.B(1).

C.        East Parking Area Operating Expenses Defined.  The term “East Parking Area Operating Expenses” shall mean the sum of the following costs and expenses incurred by Landlord in connection with Landlord’s obligations for the maintenance, protection, repair, and operation of the East Parking Area pursuant to this Lease: (i) the amortized cost of Capital Improvements and the cost of other maintenance and repairs to the Parking Structure or the East Parking Area, performed by Landlord pursuant to Sections 5.D and 6.B of this Lease, (ii) consumption charges incurred by Landlord for water, gas, electricity, sewer, waste pickup, and other utilities supplied to the Parking Structure or the East Parking Area, (iii) a management fee equal to 3% of the charges included in East Parking Area Operating Expenses pursuant to subparts (i) and (ii) of this sentence, (iv) Real Property Taxes (as defined in Section 8.D below), and (v) the cost for insurance carried by Landlord pursuant to paragraph 9.B.

D.        Real Property Taxes Defined.  The term “Real Property Taxes” shall mean all taxes, assessments, levies, and other charges of any kind or nature whatsoever, general and special, foreseen and unforeseen, now or hereafter imposed by any governmental or quasi-governmental authority or special district having the direct or indirect power to tax or levy assessments, which are levied or assessed against, or with respect to the value, occupancy or use of all or any portion of the Premises (as now constructed or as may at any time hereafter be constructed, altered, or otherwise changed) or Landlord’s interest therein, the fixtures, equipment and other property of Landlord, real or personal, that are an integral part of and located on the Premises, the gross receipts, income, or rentals from the Premises, or the use of parking areas, public utilities, or energy within the Premises, or Landlord’s business of leasing the Premises. If at any time during the Lease Term the method of taxation or assessment prevailing as of the Effective Date shall be altered so that in lieu of or in addition to any Real Property Tax described above there shall be levied, assessed or imposed (whether by reason of a change in the method of taxation or assessment, creation of a new tax or charge, or any other cause) an alternate or additional tax or charge (i) on the value, use or occupancy of the Premises, or Landlord’s interest therein, or (ii) on or measured by the gross receipts, income, or rentals from the Premises, then any such tax or charge, however designated, shall be included within the meaning of the term “Real Property Taxes” for purposes of and as otherwise permitted by this Lease. If any Real Property Tax is based upon property or rents unrelated to the Premises, or if any such tax may be paid in installments, then only that part of such Real Property Tax that is fairly allocable to the Premises, Tenants’ share of the Real Property Tax allocable to the East Parking Area, and Real Property Taxes, which do not exceed the amount of the required installment, shall be included within the meaning of the term “Real Property Taxes”. Notwithstanding the foregoing, the term “Real Property Taxes” shall not include estate, inheritance, transfer, gift or franchise taxes of Landlord or the federal or state net income tax imposed on Landlord’s income from all sources and, with respect to Real Property Taxes arising from the East Parking Area, shall be limited to Tenant’s Share of such Real Property Taxes.

9.	INSURANCE

A.        Tenant’s Insurance.  Tenant shall maintain insurance complying with all of the following:

   (1)        Tenant shall procure, pay for and keep in full force and effect the following:

    a)        Commercial general liability insurance, including property damage, against liability for personal injury, bodily injury, death and damage to property occurring, or resulting from an occurrence in, the Premises with combined single limit coverage of not less than Five Million Dollars ($5,000,000) in the aggregate per occurrence (the “Tenant’s Minimum Liability Insurance”) and which insurance shall contain a “contractual liability” endorsement insuring Tenant’s performance of Tenant’s obligation to indemnify Landlord contained in Section 10.B;

     b)        Fire and property damage insurance insuring Tenant’s Trade Fixtures and Tenant’s Alterations against loss for the full replacement cost thereof; and

     c)        Workers’ compensation and employer’s liability insurance as required by law.

     d)        Fire and property damage insurance insuring Tenant, Landlord, and Landlord’s lender whose name has been provided to the Tenant against loss of the Tenant Improvements in form reasonably comparable to the insurance required of the Landlord with respect to the Premises as set forth in Section 9.B, below.

    (2)        Each policy of insurance required to be carried by Tenant pursuant to this Section 9.A: (i) shall be primary insurance which provides that the insurer shall be liable for the full amount of the loss up to and including the total amount of liability set forth in the declarations, without the right of contribution from any other insurance coverage of Landlord; (ii) shall be in a form reasonably satisfactory to Landlord; (iii) shall be carried with companies reasonably acceptable to Landlord; (iv) shall provide that such policy shall not be subject to cancellation, lapse or change, except after at least ten (10) days prior written notice to Landlord; (v) shall contain a cross liability endorsement; (vi) shall contain a “severability” clause, and (vii) shall provide for at least fifteen (15) days prior written notice to Landlord of any lapse or cancellation of such policy . Landlord and such other parties with insurable interest in the Premises as Landlord shall designate by written notice to Tenant shall be named as additional insureds under the liability policy described in Section 9.A(1)(a) above. If Tenant has in full force and effect a blanket policy of liability insurance with the same coverage for the Premises as described above, as well as other coverage of other premises and properties of Tenant, or in which Tenant has some interest, such blanket insurance shall satisfy the requirements of this Section 9.A. Each blanket policy of a party permitted hereunder shall specifically allocate to the liabilities required to be insured by that party under this Section an amount not less than the amounts of insurance required to be carried by that party by this Section 9. If Tenant fails to procure or maintain any insurance required of Tenant hereunder for a period of five (5) days following delivery of any written notice to Landlord by any insurer that a policy is subject to cancellation, lapse or change, then Landlord may procure replacement insurance and the cost thereof shall be reimbursed by Tenant to Landlord as Additional Rent, together with interest thereon, with the next installment of Base Monthly Rent.

    (3)        A copy of each paid-up policy evidencing the insurance required to be carried by Tenant pursuant to this Section 9.A (appropriately authenticated by the insurer) or a certificate of the insurer, certifying that such policy has been issued, providing the coverage required by this Section, and containing the provisions specified herein, shall be delivered to Landlord prior to the time Tenant or any of its agents enters into occupancy of the Premises and upon renewal of such policies, but not less than 5 days prior to the expiration of the term of such coverage. Upon written demand, Tenant shall provide Landlord with a copy of all insurance policies required to be procured by Tenant pursuant to this Section.

   (4)        In the event of any damage or destruction of the Premises, the proceeds of the casualty insurance on the Tenant Improvements carried by the Tenant pursuant to Section 9.A(1)(d) shall be distributed as follows:

     a)        If this Lease is terminated pursuant to Section 11 of this Lease on account of such damage or destruction, the entire proceeds of such insurance shall be paid to Tenant and neither the Landlord, Landlord’s lender, or any party claiming through Landlord shall have any right, title or interest therein.

     b)        If this Lease is not terminated pursuant to Section 11 of this Lease on account of such damage and destruction and Landlord restores any damage to the Premises in connection with such destructive event, the entire proceeds of such insurance shall be held by the insurer (or in an escrow account mutually acceptable to Landlord and Tenant) and disbursed to the Landlord for restoration of the Tenant Improvements in accordance with typical construction loan disbursement procedures or such other procedures as are acceptable to Landlord and Tenant.

B.        Landlord’s Insurance.  Landlord shall maintain a full replacement cost (or such higher reasonable level of casualty coverage as Landlord’s lender may require), policy or policies of insurance, insuring Landlord (and such others as Landlord may designate) against damage and destruction of the Premises and any Parking Structure and loss of rents (including Base Monthly Rent and Additional Rent) from the Premises for a period of not less than 12 months. Such policy shall insure the Premises and any Parking Structure from all risks and extended coverage perils and from any change in law applicable to the restoration of the Premises and any Parking Structure following any loss. Landlord may so insure the Premises and any Parking Structure separately, or may insure the Premises and any Parking Structure with other property owned by Landlord, which Landlord elects to insure together under the same policy or policies, provided that the amount payable with respect to the Premises and any Parking Structure is the full replacement costs thereof and the deductible for such loss is not more than $50,000.00. Such fire and property damage insurance (i) may be endorsed to cover loss caused by such additional perils against which Landlord may elect to insure, including earthquake and/or flood (if the Premises are located in a flood plain), and to provide such additional coverage as Landlord’s lender reasonably requires, and (ii) shall contain reasonable “deductibles” (not exceeding $50,000.00) except that in the case of earthquake and flood insurance the deductible may be up to 15% of the replacement value of the property insured or such higher deductible as is then commercially reasonable. Landlord shall not be required to cause such insurance to cover any of the Tenant Improvements nor any of Tenant’s Trade Fixtures or Alterations. Landlord may exercise its option to maintain earthquake insurance if it can be obtained at commercially reasonable rates (determined at the time such insurance is placed), subject to Tenant’s right to obtain earthquake coverage comparable to that proposed by Landlord and reasonable acceptable to Landlord at a lesser cost, after consultation with Landlord.

C.        Tenant’s Obligation to Reimburse.  If Landlord’s insurance rates for the Building are increased at any time during the Lease Term as a result of the particular and peculiar nature of Tenant’s use of the Premises, Tenant shall reimburse Landlord for the full amount of such increase immediately upon receipt of a bill from Landlord therefor.

D.        Release and Waiver of Subrogation.  Notwithstanding anything to the contrary in this Lease, the parties hereto release each other, and their respective from all liability for death, bodily injury, personal injury, or property damage that is caused by or results from any insured risk or any risk required to be insured against under the terms of this Lease. Each party shall cause each insurance policy it obtains to provide that the insurer waives all right of recovery by way of subrogation against the other party and its agents in connection with any injury or damage covered by such policy.

10.	LIMITATION ON LANDLORD’S LIABILITY AND INDEMNITY

A.        Limitation on Landlord’s Liability and Landlord’s Indemnity.  Landlord shall not be liable to Tenant, nor shall Tenant be entitled to terminate this Lease or to any abatement of rent (except as expressly provided otherwise herein), for any injury to Tenant or Tenant’s agents, damage to the property of Tenant or Tenant’s agents, or loss to Tenant’s business resulting from any: (i) failure, interruption or installation of any HVAC or other utility system or service; (ii) limitation, curtailment, rationing or restriction on the use of water, electricity or gas or other utility serving the Premises; (iii) vandalism or forcible entry by unauthorized persons; or (iv) the criminal act of any person. Notwithstanding the foregoing but subject to Section 9.D, Landlord shall be liable for, and shall indemnify, defend (with competent counsel reasonably acceptable to Tenant), and hold harmless Tenant and Tenant’s agents from and against, any and all injuries, damages, losses, liabilities, penalties, experts’ or attorneys’ fees, costs, expenses, causes of action, claims and/or judgments, to the extent arising out of the negligence or willful misconduct of Landlord or its agents, Landlord’s violation of any law or Private Restrictions, or Landlord’s breach of this Lease. If Landlord is a corporation, partnership or trust, no liability of Landlord hereunder shall extend to the partners, shareholders, trustees, or beneficiaries of the Landlord. Notwithstanding anything to the contrary in the Lease, Landlord’s liability under this Lease shall be limited to its interest in the Premises, so long as Landlord maintains at least at 20% equity ownership interest in the Premises.

B.        Indemnifications.  Subject to Section 9.D, Tenant shall hold harmless, indemnify and defend Landlord, and its agents, ground lessors and lenders, with competent counsel reasonably satisfactory to Landlord from all injuries, damages, liability, penalties, losses, attorneys’ or experts’ fees, costs, expenses, causes of action, claims and/or judgments, to the extent arising out of an act or omission of Tenant or its agents, Tenant’s violation of any law or Private Restriction, or an Event of Tenant’s Default.

C.        Survival.  The provisions of this Article 10 shall survive the expiration or sooner termination of this Lease.

11.	DAMAGE TO PREMISES

A.        Landlord’s Duty to Restore.  If the Premises, the Tenant Improvements, or the Parking Structure are damaged by any peril after the Commencement Date, Landlord shall restore the Premises, the Tenant Improvements and/or the Parking Structure so damaged, unless the Lease is terminated by Landlord pursuant to Section 12.B or by Tenant pursuant to Section 12.C. If this Lease is not so terminated, (i) all insurance proceeds to be disbursed pursuant to fire and property damage insurance carried by the Landlord pursuant to Section 9.B shall be held by the insurer, or in an escrow account acceptable to the Landlord and Tenant, and used by Landlord for the restoration of the Premises or the Parking Structure, and (ii) all insurance proceeds to be disbursed pursuant to fire and property damage insurance carried by the Tenant with respect to the Tenant Improvements and described in Section 9.A(1)(d) shall be held by the insurer, or in an escrow account acceptable to the Landlord and Tenant, and used by Landlord for the restoration of the Tenant Improvements as provided above. Subject to Section 9.A(4)(a), if this Lease is terminated pursuant to either Section 12.B or Section 12.C, then all insurance proceeds available from insurance, if any, carried by Tenant which covers loss to the Premises, the Parking Garage, or any Tenant Improvements which Tenant is required by the terms of this Lease to surrender to the Landlord shall be paid to and become the property of Landlord free of any claim by Tenant. If this Lease is not so terminated, then upon receipt of any insurance and the issuance of all necessary governmental permits, Landlord shall promptly commence and diligently prosecute to completion the restoration of the damaged Premises, Tenant Improvements, and/or the Parking Structure, to the extent then allowed by law, to substantially the same condition existing immediately prior to such damage therein, excluding any Tenant’s Alterations, Trade Fixtures and/or personal property constructed or installed by Tenant in the Premises. Tenant shall pay to Landlord the deductible (but not more than $50,000 per occurrence) applicable to any casualty insurance policy covering the loss within ten (10) days following delivery of Landlord’s written demand.

B.        Landlord’s Right to Terminate.  Landlord shall have the right to terminate this Lease in the event any of the following occurs, which right may be exercised only by delivery to Tenant of a written notice of election to terminate within 30 days after the date of such damage:

   (1)        The Building is damaged by any peril, other than an Insured Peril to such an extent that the estimated cost to restore not covered by insurance proceeds from the casualty policy (but not rent loss proceeds) to be received by Landlord exceeds 5% of the then actual replacement cost thereof, provided, however, that Landlord may not terminate this Lease pursuant to this Section, if Tenant agrees in writing to pay the amount by which the cost to restore the damage exceeds such uninsured amount. As used herein, the term “Insured Peril” means any peril which is actually insured against or required to be insured against pursuant to Section 9.B, above.

   (2)        The Premises are damaged by any peril within 12 months of the last day of the Lease Term to such an extent that the estimated cost to restore exceeds an amount equal to six times the Base Monthly Rent then payable under the terms of this Lease; provided, however, that Landlord may not terminate this Lease pursuant to this Section, if Tenant, at the time of such damage, then has a valid option to extend the Lease Term and Tenant exercises such option to extend the Lease Term within 15 days following delivery of Landlord’s termination notice.

C.        Tenant’s Right to Terminate.  If the Premises or the Parking Structure are damaged by any peril and Landlord does not elect to terminate this Lease pursuant to a right granted in this Lease or is not entitled to terminate this Lease pursuant to Section 11.B, then as soon as reasonably practicable, Landlord shall furnish Tenant with the written, reasonable opinion of Landlord’s architect or construction consultant as to when the restoration work required of Landlord may be completed. Tenant shall have the right to terminate this Lease entirely, or as to the Premises so destroyed (in the case of partial destruction), in the event any of the following occurs:

   (1)        The Premises or the Parking Structure are damaged by any peril and, in the reasonable opinion of Landlord’s architect or construction consultant, the restoration of the Premises cannot be substantially completed within 360 days after the date of such damage; or

   (2)        The Premises or the Parking Structure are damaged by any peril within 12 months of the last day of the Lease Term and, in the reasonable opinion of Landlord’s architect or construction consultant, the restoration of the Premises cannot be substantially completed within 90 days after the date of such damage and such damage renders unusable more than 30% of the Premises.

Tenant’s termination notice shall specify the termination date of this Lease, which date shall not be later than 180 days after the date of the notice. In the event of any partial termination, Base Monthly Rent, Additional Rent, and Tenant’ Share shall be appropriately and equitably adjusted.

D.        Abatement of Rent.  In the event of damage to the Premises or the Parking Structure which does not result in the termination of this Lease, the Base Monthly Rent and the Additional Rent shall be temporarily abated in proportion to the degree to which Tenant’s use of the Premises is impaired by such damage and restoration. Tenant shall not be entitled to any other compensation or damages from Landlord for loss of Tenant’s business or property or for any inconvenience or annoyance caused by such damage or the restoration of the Premises by Landlord in accordance with the terms of this Lease. Tenant hereby waives the provisions of California Civil Code Sections 1932(2) and 1933(4) and the provisions of any similar law hereinafter enacted.

12.	CONDEMNATION

A.        Tenant’s Termination Right.  Tenant shall have the right to terminate this Lease if, as a result of any taking by means of the exercise of the power of eminent domain (including any voluntary sale or transfer by Landlord to any condemnor under threat of condemnation), (i) a portion of the Premises is so taken and that part of the Premises that remains cannot be restored within a reasonable period of time and thereby made reasonably suitable for the continued operation of the Tenant’s business, or (ii) there is a taking and, as a result of such taking, Landlord cannot provide Tenant’s Allocated Parking within reasonable walking distance of the Premises, whether by rearrangement of the remaining parking areas on the Premises (including construction of a multi-deck parking structures or restriping for compact cars where permitted by law) or by alternative parking facilities on other land. Tenant must exercise such right within a reasonable period of time after written notice of such condemnation, to be effective (with respect to those portions of the Premises not taken) on the date possession of that portion of the Premises that is condemned is taken by the condemnor or on such later date as Tenant specifies in its notice of termination.

B.        Restoration and Abatement of Rent.  If any part of the Premises or the Tenant Improvements is taken by condemnation and this Lease is not terminated, then Landlord shall restore the remaining portion of the Premises and the Tenant Improvements constructed by Landlord for the Premises as they existed as of the date of the taking, excluding any Tenant’s Alterations, Trade Fixtures and/or personal property constructed or installed by Tenant. Thereafter, except in the case of a temporary taking, as of the date possession is taken, the Base Monthly Rent shall be reduced in the same proportion (i) that the fair market rental value of the Premises is decreased by such taking, if the condemnation award is calculated based on the reduction in fair market value of the Premises occasioned by the taking, or in all other cases (ii) as the reduction in the Rentable Square Feet of the Building as a consequence of the taking.

C.        Temporary Taking.  If any portion of the Premises is temporarily taken for one year or less, this Lease shall remain in effect. If any portion of the Premises is temporarily taken by condemnation for a period which exceeds one year or which extends beyond the natural expiration of the Lease Term, and such taking materially and adversely affects Tenant’s ability to use the Premises for the Permitted Use, then Tenant shall have the right to terminate this Lease in whole or as to the part affected by the taking.

D.        Division of Condemnation Award.  Except as expressly provided below to the contrary, any award made as a result of any condemnation of the Premises shall belong to and be paid to Landlord, and Tenant hereby assigns to Landlord all of its right, title and interest in any such award; provided, however, that Tenant shall be entitled to receive any condemnation award that is made directly to Tenant for the following: (i) for the taking of the Tenant’s Alterations which are not required to be surrendered to Landlord at the termination of this Lease and/or Tenant’s Trade Fixtures; (ii) for the interruption of Tenant’s business or its moving costs; (iii) for loss of Tenant’s goodwill; or (iv) for any temporary taking (except to the extent this Lease is not terminated as a result of such temporary taking). If this Lease is not terminated on account of the taking, Landlord shall be entitled to the condemnation award for the taking of the Tenant Improvements, and Tenant hereby assigns to Landlord all of its right, title and interest in any such award. If this Lease is terminated as a consequence of a taking, Tenant shall be entitled to the condemnation award for the taking of the Tenant Improvements and Landlord hereby assigns to Tenant all of its right, title and interest in any such award. The rights of Landlord and Tenant regarding any condemnation shall be determined as provided in this Article, and each party hereby waives the provisions of California Code of Civil procedure Section 1265.130 and the provisions of any similar law hereinafter enacted allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Premises.

13.	DEFAULT AND REMEDIES

A.        Events of Tenant’s Default.  Tenant shall be in default of its obligations under this Lease, if any of the following events occurs (an “Event of Tenant’s Default”):

   (1)        Tenant shall have failed to pay Base Monthly Rent or Additional Rent when due, and such failure is not cured within 5 business days after delivery of written notice from Landlord specifying such failure to pay; or

   (2)        Tenant shall have failed to perform any term, covenant, or condition of this Lease, except those requiring the payment of Base Monthly Rent or Additional Rent, and Tenant shall have failed to cure such breach within 30 days after written notice from landlord specifying the nature of such breach where such breach could reasonably be cured within said 30 day period, or if such breach could not reasonably be cured within said 30 day period, Tenant shall have failed to commence such cure within said 30 day period and thereafter continue with due diligence to prosecute such cure to completion within a reasonable time; or

   (3)        Tenant shall have sublet the Premises or assigned its interest in the Lease in violation of the provisions contained in Section 14; or

   (4)        The occurrence of the following: (i) the making by Tenant of any general arrangements or assignments for the benefit of creditors; (ii) Tenant becomes a “debtor” as defined in 11 US §101 or any successor statute thereto (unless, in the case of a petition filed against Tenant, the same is dismissed within 60 days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within 30 days; or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within 30 days; or

   (5)        Tenant shall have wrongfully failed to deliver documents required of it pursuant to Section 15.D or Section 15.E within the time periods specified therein.

   (6)        The Tenant shall fail to replenish the amount of L-C2 as and when required by Section 3(G) in the event of any draw on L-C2 resulting from Tenant’s failure to reimburse Landlord for Tenant Improvement Cost pursuant to Section 11 of the Improvement Agreement.

The time provided under any notice provided to Tenant under this Section shall run concurrently with the time periods of any statutory notices required for termination of tenancies by Landlord, provided, however, that in all events Tenant shall be afforded the entire duration of any cure period described in this Lease in order to cure a default hereunder.

B.        Landlord’s Remedies.  If an Event of Tenant’s Default occurs, Landlord shall have the following remedies to which Landlord may resort cumulatively or in the alternative:

   (1)        Landlord may keep this Lease in effect and enforce by an action at law or in equity all of its rights and remedies under this Lease, including (i) the right to recover the rent and other sums as they become due by appropriate legal action, (ii) the right to make payments required of Tenant, or (iii) the right to perform Tenant’s obligations and be reimbursed by Tenant for the cost thereof with interest at the Agreed Interest Rate from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant, and (iv) the remedies of injunctive relief and specific performance to compel Tenant to perform its obligations under this Lease.

   (2)        Landlord may terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date set forth for termination in such notice. Any termination under this Section shall not relieve Tenant from its obligation to pay sums then due Landlord or from any claim against Tenant for damages or rent previously accrued or then accruing. In no event shall any one or more of the following actions by Landlord, in the absence of a written election by Landlord to terminate this Lease, constitute a termination of this Lease: (i) appointment of a receiver or keeper in order to protect Landlord’s interest hereunder; (ii) consent to any subletting of the Premises or assignment of this Lease by Tenant, whether pursuant to the provisions hereof or otherwise; or (iii) any other action by Landlord or Landlord’s agents reasonably intended to mitigate the adverse effects of any breach of this Lease by Tenant, including, without limitation, any action taken to maintain and preserve the Premises or any action taken to relet the Premises or any portions thereof, to the extent such actions do not affect a termination of Tenant’s right to possession of the Premises.

   (3)        In the event Tenant breaches this Lease and abandons the Premises, this Lease shall not terminate, unless Landlord gives Tenant written notice of its election to so terminate this Lease. No act by or on behalf of Landlord intended to mitigate the adverse effect of such breach, including those described in Section 13.B(2), shall constitute a termination of Tenant’s right to possession, unless Landlord gives Tenant written notice of termination. Until Landlord terminates this Lease by giving Tenant written notice, Landlord may enforce all its rights and remedies under this Lease, including the right to recover the rent as it becomes due under the Lease as provided in California Civil Code Section 1951.4.

   (4)        In the event Landlord terminates this Lease, Landlord shall be entitled, at Landlord’s election, to damages in an amount as set forth in California Civil Code Section 1951.2. For purposes of computing damages pursuant to California Civil Code Section 1951.2, (i) an interest rate equal to the Agreed Interest Rate shall be used where permitted, and (ii) the term “rent” includes Base Monthly Rent and Additional Rent. Such damages shall include:

    a)        The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%); and

    b)        Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom.

   (5)        Nothing in this Section shall limit the parties right to indemnification as provided in Section 7 or 10, above.

C.        Waiver.  One party’s consent to or approval of any act by the other party requiring the first party’s consent or approval shall not be deemed to waive or render unnecessary the first party’s consent to or approval of any subsequent similar act by the other party. The receipt by Landlord of any rent or payment with or without knowledge of the breach of any other provision hereof shall not be deemed a waiver of any such breach, unless such waiver is in writing and signed by Landlord. No delay or omission in the exercise of any right or remedy accruing to either party upon any breach by the other party under this Lease shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by either party of any breach of any provision of this Lease shall not be deemed to be a waiver of any subsequent breach of the same or of any other provisions herein contained.

D.        Notice.  Any notice provided to Tenant under this Section may be given concurrently with any statutory notices required for termination of tenancies, provided, however, that in all events Tenant shall be afforded the entire duration of any cure period described in this Lease in order to cure a default hereunder.

14.	ASSIGNMENT AND SUBLETTING

A.        Transfer By Tenant.  The following provisions shall apply to any assignment, subletting or other transfer by Tenant or any subtenant or assignee or other successor in interest of the original Tenant (collectively referred to only in this Section 14.A as “Tenant”):

   (1)        Tenant shall not do any of the following (collectively referred to herein as a “Transfer”), whether voluntarily, involuntarily or by operation of law, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed: (i) sublet all or any part of the Premises; (ii) assign its interest in this Lease; or (iii) materially amend or modify an assignment or sublease that has been previously approved by Landlord. Tenant shall reimburse Landlord for all reasonable costs and attorney’s fees incurred by Landlord in connection with the processing and/or documentation of any requested Transfer, whether or not Landlord’s consent is granted, up to a maximum amount of $15,000. Any Transfer requiring Landlord’s approval shall not be effective, until Tenant has delivered to Landlord an executed counterpart of the document evidencing the Transfer, which (i) is in a form reasonably approved by Landlord, (ii) contains the same terms and conditions as stated in Tenant’s notice given to Landlord concerning the Transfer, and (iii) in the case of an assignment of the Lease, contains the agreement of the proposed transferee to assume all obligations of Tenant under this Lease arising after the effective date of such Transfer and to remain jointly and severally liable therefor with Tenant. Any attempted Transfer without Landlord’s consent shall constitute an Event of Tenant’s Default and shall be voidable at Landlord’s option. Landlord’s consent to any one Transfer shall not constitute a waiver of the provisions of this Section as to any subsequent Transfer or a consent to any subsequent Transfer. Except as otherwise expressly approved in writing by Landlord, no Transfer, even with the consent of Landlord, shall relieve Tenant or any guarantor of Tenant’s obligations of its personal and primary obligation to pay the rent and to perform all of the other obligations to be performed by Tenant hereunder.

   (2)        Before a proposed Transfer is to become effective, Tenant shall give Landlord written notice of the proposed terms of such Transfer and request Landlord’s approval, which notice shall include the following: (i) the name and legal composition of the proposed transferee; (ii) the immediate past two (2) years tax returns (if available), along with a current financial statement of the transferee prepared in accordance with generally accepted accounting principles; (iii) the nature of the proposed transferee’s business to be carried on in the Premises; and (iv) the “Subrent” (as defined below) to be paid by the transferee for the Transfer. Tenant shall provide to Landlord such other information as may be reasonably requested by Landlord within seven days after Landlord’s receipt of such notice from Tenant. Landlord shall respond in writing to Tenant’s request for Landlord’s consent to a Transfer within the later of (i) fifteen (15) days of receipt of such request together with the required accompanying documentation, or (ii) if Landlord requests additional information pursuant to the right granted above in this subsection, then ten (10) days after Landlord’s receipt of all information which Landlord reasonably requests within seven days after it receives Tenant’s first notice regarding the Transfer in question. If Landlord fails to respond in writing within said period, Landlord will be deemed to have withheld consent to such Transfer. Tenant shall immediately notify Landlord of any material modification to the proposed terms of such Transfer.

   (3)        If Landlord consents to a Transfer proposed by Tenant, Tenant may enter into such Transfer, and if Tenant does so, the following shall apply:

    a)        Tenant shall not be released of its liability for the performance of its obligations under the Lease, except to the extent otherwise approved in writing by Landlord.

    b)        If Tenant assigns its interest in this Lease, then Tenant shall pay to Landlord 50% of all Subrent (as defined in Section 14.A(3)(e), below, received by Tenant in excess of (i) the assignee’s agreement to assume the obligations of Tenant under this Lease, and (ii) all Permitted Transfer Costs related to such assignment. In the case of assignment, the amount of Subrent owed to Landlord shall be paid to Landlord on the same basis, whether periodic or in lump sum, that such Subrent is actually received by Tenant. In calculating Landlord’s share of any Subrent, all Permitted Transfer Costs shall be first recovered by Tenant.

    c)        If Tenant sublets any part of the Premises, then with respect to the space so subleased, Tenant shall pay to Landlord 50% of the positive difference, if any, between (i) all Subrent paid by the subtenant to Tenant, less (ii) the sum of all Base Monthly Rent and Additional Rent allocable to the space sublet, and less (iii) all Permitted Transfer Costs related to such sublease. Such amount shall be paid to Landlord on the same basis, whether periodic or in lump sum, that such Subrent is received by Tenant. In calculating Landlord’s share of any Subrent, whether or not paid in periodic payments, all Permitted Transfer Costs shall be first recovered by Tenant.

    d)        Tenant’s obligations under this Section shall survive any Transfer. At the time Tenant makes any payment to Landlord required by this Section, Tenant shall deliver an itemized statement of the method by which the amount to which Landlord is entitled was calculated, certified by Tenant as true and correct. Upon request therefor, Tenant shall deliver to Landlord copies of all bills, invoices, or other documents upon which its calculations are based.

    e)        As used in this Section, the term “Subrent” shall mean the consideration actually received by the Tenant over and above the Rent payable under this Lease on account of the transferred premises as consideration for transfer of its interest in this Lease or the subletting of its interest in the Premises. It is expressly agreed that “Subrent” shall not include (i) the consideration received by the Tenant as consideration for transfer of the first Twenty Seven Dollars ($27.00) of the costs of the Tenant Improvements and, accordingly, for the purpose of calculating “Subrent” there shall be deducted from the consideration payable by the transferee a sum equal to the following:

      (i)        in the case of an assignment, any positive number derived by multiplying a sum equal to $27.00 times the Rentable Square footage of the Building by a fraction, the numerator of which shall be one hundred twenty minus the total number of elapsed months since the Commencement Date, and the denominator of which shall be one hundred twenty, and

      (ii)        in the case of a sublease, for each month of the sublease, the consideration received by the Tenant for that month shall be reduced by an amount equal to any positive number derived by dividing a sum equal to $27.00 times the Rentable Square footage of the Building by one hundred twenty.

   (4)        Notwithstanding anything contained in this Section 14, in no event shall the sale of the securities of Tenant through a public exchange be deemed a “Transfer” and Landlord’s consent shall not be required, and Landlord shall not be entitled to any Subrent, with respect to any of the following transfers (a “Permitted Transfer”):

     a)        Sublease of all or any part of the Premises or assignment of Tenant’s interest in this Lease to any corporation which controls, is controlled by, or is under common control with the original Tenant to this Lease by means of an ownership interest of more than 50%;

     b)        Assignment of Tenant’s interest in this Lease to a corporation which results from a merger, consolidation or other reorganization with Tenant, so long as the surviving corporation has a net worth at the time of such assignment that is equal to or greater than the greater of the net worth of Tenant immediately prior to such transaction or on the Effective Date; and

     c)        Assignment of Tenant’s interest in this Lease to a corporation which purchases or otherwise acquires all or substantially all of the assets of Tenant located in the Premises so assigned, so long as such acquiring corporation has a net worth at the time or such assignment that is equal to or greater than the net worth of Tenant immediately prior to such transaction.

B.        Transfer By Landlord.  Landlord and its successors in interest shall have the right to transfer their interest in this Lease and the Premises at any time and to any person or entity. In the event of any such transfer, the Landlord originally named herein (and, in the case of any subsequent transfer, the transferor) from the date of such transfer, shall be automatically relieved, without any further act by any person or entity, of all liability for the performance of the obligations of the Landlord hereunder which may accrue after the date of such transfer and which are assumed in writing by the transferee. After the date of any such transfer, the term “Landlord” as used herein shall mean the transferee of such interest in the Premises.

15.	GENERAL PROVISIONS

A.        Landlord’s Right to Enter.  Landlord and its agents may enter the Premises at any reasonable time after giving at least 24 hours’ prior notice to Tenant (and immediately in the case of emergency) for the purpose of (i) inspecting the same; (ii) posting notices of nonresponsibility, (iii) supplying any service to be provided by Landlord to Tenant; (iv) showing the Premises to prospective purchasers or mortgagees; (v) making necessary alterations, additions or repairs; (vi) performing Tenant’s obligations, when Tenant has failed to do so after written notice from Landlord; and (vii) responding to an emergency; provided in each case that, Landlord uses all reasonably available means to reduce to the extent possible any interference with Tenant’s use caused thereby. Landlord shall have the right to use any and all means Landlord may deem necessary and proper to enter the Premises in an emergency. Any entry into the Premises obtained by Landlord in accordance with this Section shall not be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises.

B.        Surrender of the Premises.  Upon the expiration or sooner termination of this Lease, Tenant shall vacate and surrender to Landlord (i) the Premises, the (ii) Parking Structure, (iii) any Tenant Improvements which, if not surrendered, would cause permanent structural injury to the Premises or render the basic building electrical, water, sewer, gas, and fire protection systems inoperable, and (iv) if Tenant so elects, such other Tenant Improvements as Tenant desires to surrender (collectively the “Surrendered Property”). The Surrendered Property shall be surrendered in the same condition as existed at the Commencement Date, subject to the Tenant’s duty to maintain the Premises in accordance with Section 6.A, except for (i) ordinary wear and tear, (ii) damage caused by any peril or condemnation as set forth in Sections 11 and 12, (iii) contamination by Hazardous Materials for which Tenant is not responsible pursuant to Section 7, and (iv) any of Tenant’s Alterations which may be surrendered pursuant to Section 5. If the Surrendered Property is not so surrendered at the termination of this Lease, Tenant shall be liable to Landlord for all cost reasonably incurred by Landlord in returning the Surrendered Property to the required condition, plus interest on all costs incurred at the Agreed Interest Rate.

C.        Holding Over.  This Lease shall terminate without further notice at the expiration of the Lease Term. Any holding over by Tenant after expiration of the Lease Term shall not constitute a renewal or extension of the Lease or give Tenant any rights in or to the Premises, except as expressly provided in this Lease. Any holding over after such expiration with the written consent of Landlord shall be construed to be a tenancy from month to month on the same terms and conditions herein specified insofar as applicable, except that Base Monthly Rent shall be increased to the greater of:

   (1)        an amount equal to 125% of the Base Monthly Rent payable during the last full calendar month of the Lease Term for the first 60 days of such holdover and 150% of such Base Monthly Rent for any holdover period thereafter, or,

   (2)        200% of the Base Monthly Rent set forth under any lease of all or any part of the Premises commencing after the end of the Lease Term, providing that Landlord gives Tenant written Notice of the terms of such lease within sixty 60 days of the end of any Lease term (the “Relet Notice”).

Should Landlord provide the Relet Notice, in addition to the Rent set forth in Subsection 2 above, the Tenant shall be liable for any damages incurred by Landlord (other than rents recovered under Section C.2 above) due to Landlord’s inability to deliver the Premises to any proposed tenant identified in the Relet Notice pursuant to the terms of any lease between Landlord and tenant identified in the Relet Notice, and shall fully indemnify Landlord as set forth in Section 10.B as to any claims arising from Tenant’s failure to vacate the Premises in compliance with the terms of this Lease at the end of any stated Term.

D.        Subordination. The following provisions shall govern the relationship of this Lease to any Security Instrument. “Security Instrument” shall mean any mortgage or deed of trust which now or hereafter affects the Premises, or any portion thereof, and any renewal modification, consolidation, replacement or extension thereof.

   (1)        This Lease is subject and subordinate to an existing Security Instrument and Ground Lease existing as of the Effective Date and Landlord shall obtain any required consents of the holder of the existing Security Instrument and Ground Lease. Prior to commencement of construction under Section 9.B of the Improvement Agreement, Landlord shall either replace any Security Instrument existent as of the Effective Date (and any new Security Instrument shall be subject to the provisions of Section 15.D(2) below) or shall obtain the consent of the holder of such Security Instrument, providing that the holder of such Security Instrument agrees for itself and any of its successors in interest at a foreclosure sale to recognize this Lease and perform the obligations of Landlord hereunder upon acquiring title to the Premises (or any portion thereof), whether by foreclosure or otherwise. Such consent shall also provide that notwithstanding such subordination, Tenant’s right to quiet possession of the Premises shall not be disturbed so long as Tenant is not in default and performs all of its obligations under this Lease, unless this Lease is otherwise terminated pursuant to its terms.

   (2)        At Landlord’s election, this Lease shall become subject and subordinate to any Security Instrument created after the Effective Date, provided that the holder of such Security Instrument agrees for itself and any of its successors in interest at a foreclosure sale to recognize this Lease and perform the obligations of Landlord hereunder upon acquiring title to the Premises (or any portion thereof), whether by foreclosure or otherwise. Notwithstanding such subordination, Tenant’s right to quiet possession of the Premises shall not be disturbed so long as Tenant is not in default and performs all of its obligations under this Lease, unless this Lease is otherwise terminated pursuant to its terms.

   (3)        Tenant shall, upon request, execute any document or instrument reasonably required by any lender to make this Lease either prior or subordinate to a Security Instrument in accordance with the terms hereof. Tenant’s failure to execute any such document or instrument within 10 days after written demand therefor shall constitute an Event of Tenant’s Default.

   (4)        Notwithstanding the foregoing, the rights of the Tenant with respect to the Tenant Improvements as set forth in this Lease shall not be subordinated to any deed of trust, mortgage, lien or interest in the Premises now existing or hereafter created by the Landlord.

E.        Estoppel Certificates.  At all times during the Lease Term each party agrees, following any request by the other party, promptly to execute and deliver to the requesting party, within 10 days following delivery of such request, an estoppel certificate substantially in the form attached as Exhibit K: (i) certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect, (ii) stating the date to which the rent and other charges are paid in advance, if any, and (iii) acknowledging that there are not, to the certifying party’s knowledge, any uncured defaults on the part of any party hereunder or, if there are uncured defaults, specifying the nature of such defaults. A failure to deliver an estoppel certificate within 10 days after delivery of a request therefor shall be a conclusive admission that, as of the date of the request for such statement: (i) this Lease is unmodified, except as may be represented by the requesting party in said request, and is in full force and effect, (ii) there are no uncured defaults in the requesting party’s performance, and (iii) no rent has been paid more than 30 days in advance. In addition, upon written request, Landlord shall execute a lien waiver in a form reasonably acceptable to Landlord, for the Tenant’s Trade Fixtures, Tenant’s Alterations, or the initial Interior Improvements designated as Tenant’s property under Section 6 of the Improvement Agreement.

F.        Reasonable Consent and Expenditures.  Whenever any party’s approval, designation, acknowledgment, or consent is required by this Lease, such approval or consent shall not be unreasonably withheld or delayed beyond the tenth (10th) day following the delivery of a written request for consent (or by such later date as is expressly permitted by this Lease or the notice requesting consent). Except as may otherwise be expressly provided herein, a failure to respond shall not be deemed a consent or approval, but shall be deemed reasonable only if a disapproval would have been reasonable. All costs for which a party seeks reimbursement from the other shall be reasonably incurred and limited to the fair market value of the goods and services involved.

G.        Notices.  Any notice required or desired to be given regarding this Lease shall be in writing and may be given by personal delivery, by confirmed facsimile telecopy, or by next business day courier service. A notice shall be deemed to have been given (i) when delivered by personal delivery, (ii) on the next business day after deposit with the courier service for delivery to the party’s and facsimile number as follows: Landlord: 777 N. First Street, San Jose, CA 95112, 408-998-1737, (“Landlord’s Address”) and for Tenant: 415 Oakmead Parkway, Sunnyvale, CA 94085, 408 938 5200, ATTN: CFO prior to the Commencement Date and, after the Commencement Date, Tenant’s address for notices shall be the address of the Premises (“Tenant’s Address”), and (iii) in all other cases when actually received by the party at its Address. Either party may change its address for notices by giving notice of the same in accordance with this Section.

H.        Attorneys’ Fees.  In the event either Landlord or Tenant shall bring any action or legal proceeding for an alleged breach of any provision of this Lease, to recover rent, to terminate this Lease, or otherwise to enforce, protect or establish any term or covenant of this Lease, the prevailing party shall be entitled to recover as a part of such action or proceeding, or in a separate action brought for that purpose, reasonable attorneys’ fees, court costs, and experts’ fees as may be fixed by the court.

I.        Miscellaneous.  Should any provision of this Lease prove to be invalid or illegal, such invalidity or illegality shall in no way affect, impair or invalidate any other provision hereto and such remaining provisions shall remain in full force and effect. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor. The captions used in this Lease are for convenience only and shall not be considered in the construction or interpretation of any provision hereof. Any executed copy of this Lease shall be deemed an original for all purposes. This Lease shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successor executors, administrators, and assigns of Landlord and Tenant. “Party” or “party” shall mean Landlord or Tenant, as the context implies. If Tenant consists of more than one person or entity, then all members of Tenant shall be jointly and severally liable hereunder. This Lease shall be construed and enforced in accordance with the laws of the State of California. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Landlord or Tenant. When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership or corporation or joint venture, and the singular includes the plural. The terms “shall”, “will” and “agree” are mandatory. The term “may” is permissive. When a party is required to do something by this Lease, it shall do so at its sole cost and expense without right of reimbursement from the other party, unless a provision of this Lease expressly requires reimbursement. Where a party hereto is obligated not to perform any act, such party is also obligated to restrain any others within its control from performing said act, including the agents of such party. Landlord shall not become or be deemed a partner or a joint venturer with Tenant by reason of the provisions of this Lease. The term “law,” unless separately defined herein, shall mean any judicial decision, statute, constitution, ordinance, resolution, regulation, rule, administrative order, or other requirement of any municipal, county, state, federal or other government agency or authority having jurisdiction over the parties to this Lease, and/or the Premises, or any portion thereof, in effect either at the Effective Date or any time during the Lease Term. The term “lender” shall mean any beneficiary, mortgagee, secured party, ground lessor, or other holder of any Security Instrument. The term “agents” shall mean the agents, employees, contractors, tenants, subtenants, and invitees of the referenced principal.

J.        Brokerage Commissions.  Each party hereto (i) represents and warrants to the other that it has not had any dealings with any real estate brokers, leasing agents or salesmen, or incurred any obligations for the payment of real estate brokerage commissions or finder’s fees which would be earned or due and payable by reason of the execution of this Lease, other than to Kenmark Commercial, Inc. (the “Retained Real Estate Broker”), and (ii) agrees to indemnify, defend, and hold harmless the other party from any claim for any such commission or fees, which result from the actions of the indemnifying party. Landlord shall be responsible for the payment of any commission owed to the Retained Real Estate Broker in accordance with a separate written commission agreement between Landlord and the Retained Real Estate Broker.

K.        Entire Agreement.  This Lease constitutes the entire agreement between the parties with regard to the subject matter discussed herein, and there are no binding agreements or representations between the parties, except as expressed herein. There are no oral agreements between Landlord and Tenant affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between Landlord and Tenant or displayed by Landlord to Tenant with respect to the subject matter of this Lease. This instrument shall not be legally binding until it is executed by both Landlord and Tenant. No subsequent change or addition to this Lease shall be binding, unless in writing and signed by Landlord and Tenant.

L.        Financing Contingency.  This Lease is contingent upon the ability of the closing by Landlord of additional financing for construction of the Premises in an amount (including other available financing related to the Parking Structure) of at least $14,000,000.00 (the “Financing Amount”), on or before February 15, 2002 (the “Financing Deadline”), on commercially reasonable terms (with consideration given to the then current real estate market conditions, the financial terms of both this Lease and the Improvement Agreement attached hereto (as the same shall have been amended), and the financial status of the Landlord and the Tenant, and the terms being made available for similar loans in the financial marketplace. Landlord shall use all reasonable efforts to satisfy this financing condition on or before the Financing Deadline. Neither the existence of this contingency, the termination of this Lease solely as a consequence of failure of the financing contingency set forth in this Subsection to be satisfied shall terminate or modify the rights of Landlord and Tenant under the terms of that certain Option to Lease Building 2, executed by the parties as of December 30, 1999, if this Lease terminates on account of failure of a contingency set forth in this Section.

M.        June 21, 2000 Memorandum.  Landlord and Tenant hereby agree that certain Memorandum, dated as of June 21, 2000 with reference to “Building 2 Lease parameter to incorporate into the formal lease document” is of no force and effect whatsoever.

N.        Ground Lease.  Landlord hereby represent to Tenant that it is the holder of all right title and interest of the lessee under that certain Lease entered into on December 18, 1981, between Landlord, as ground lessee and Kralyevich Brothers Partnership, a California general partnership, as ground lessor (“Ground Lessor”) with respect to the land underlying the Premises (the “Ground Lease”) and that no consent of the Ground Lessor is required with respect to this Lease.

Landlord shall pay all rent and other monies and perform all acts on its part to be paid or performed under the terms of the Ground Lease.

Landlord shall also provide Tenant with a copy of any notice of default or demand for performance made by the ground lessor under the Ground Lease within five (5) business days after receipt by Landlord of any such notice. Tenant shall have the right to pay any money and perform any act that may be reasonably required to cure any failure of the ground lessee to perform its obligations under the Ground Lease and, upon demand by Tenant, Landlord shall reimburse to Tenant the amount so paid or the cost so incurred by Tenant to so perform the lessee’s obligations under the Ground Lease. If Landlord shall fail to reimburse such amounts to Tenant within five (5) business days after delivery of Tenant’s written demand, Tenant shall have the right to offset the unreimbursed amounts, together with interest thereon at the Agreed Interest Rate, from the date the amount was incurred by Tenant until repaid.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease with the intent to be legally bound thereby, to be effective as of the Effective Date.

LANDLORD	TENANT

Green Valley Corporation, a California corporation	Echelon Corporation, a Delaware corporation

By: /s/ Marianne Bacigalupi	By: /s/ Russ Harris

Name: Marianne Bacigalupi	Name: Russ Harris

Its: SR V.P.	Its: SR VP Ops

By:	By: /s/ Oliver R. Stanfield

Name:	Name: Oliver R. Stanfield

Its:	Its: EVP & CFO

EXHIBIT ‘C’

RESTATED IMPROVEMENT AGREEMENT

THIS RESTATED IMPROVEMENT AGREEMENT is made part of that Amended and Restated Lease dated November 15, 2001 and is made by and between Green Valley Corporation, a California corporation (“Landlord”), and Echelon Corporation, a Delaware corporation (“Tenant”). Landlord and Tenant agree that the following terms are part of the Lease, as applicable:

1.	DEFINITIONS.

Except as defined below, capitalized terms in this Improvement Agreement shall have the meanings given those terms in the Lease.

A.        Additional Site Improvements shall mean the improvement by Landlord of all landscaped areas or parking areas lying within the Building 2 Parcel and the Building 3 Parcel to be compatible with the design and appearance of the Site Improvements as shown on Exhibit C-2 attached hereto.

B.        Applicable Laws and Restrictions are all laws (including without limitation the Americans With Disabilities Act), building codes, ordinances, regulations, use permit, governmental redevelopment agreement, title covenants, conditions, and restrictions, and casualty underwriters’ requirements applicable to the Premises and the Improvements.

C.        Architects means the Building Architect and the Tenant Improvement Architect.

D.        Building Shell means a 3-story, steel frame office building shell containing approximately 75,000 Rentable Square Feet of space as described by the Building Shell and Sitework Plans and Specifications attached hereto as Exhibit C-2, including, without limitation, the foundation, first story floor slab, upper floor decks, structural systems, load bearing walls, roof system, roof membrane and roof insulation; (ii) shell electrical and mechanical equipment and fire sprinkler systems stubbed to a single point; (iii) a secure and separate delivery door and all other exterior doors and windows; (iv) floors, exterior glazing, exterior doors; (v) all other elements specified as part of the Building Shell on Exhibit C-2 hereto, which shall be constructed by Landlord for Tenant generally in the location and configuration shown on Exhibit “A” to the Lease.

E.        Building Architect means “Ai / Barry Swenson Architectural” and all other architects, structural engineers, mechanical engineers, design build specialists, and other design professionals retained by Landlord and needed to design the Building Shell, the Site Improvements, Additional Site Improvements, and/or the Demolition, each of whom shall be duly licensed by the State of California and in good professional standing.

F.         Building 1 Parcel shall mean that real property and improvements thereto more particularly described in Exhibit A

G.        Building 2 Parcel shall mean that real property and improvements thereto more particularly described in Exhibit A.

H.        Building 3 Parcel shall mean that real property more particularly described in Exhibit A.

I.        Contractor shall mean Green Valley Corporation, a California corporation, d/b/a Barry Swenson Builder, whose general contractor’s license number is 342751 so long as Green Valley is the owner or ground lessor upon which substantially all of the Work will be performed. Otherwise, the “Contractor” shall be a reputable general contractor, duly licensed in the State of California, approved by Tenant.

J.        East Parking Area shall mean that real property more particularly described in Exhibit A.

K.       Final Plans are the final Building Shell and Sitework Plans and Specifications, Demolition Plans, Additional Sitework Plans and the Final Tenant Improvement Plans approved by Tenant and Landlord.

L.       Force Majeure Delay shall mean a delay caused by a force majeure event beyond the reasonably control of the party required to perform, including without limitation, general strikes, inclement weather, utility curtailments, perils, and acts of God.

M.      Tenant Improvements are (i) all partitions, windows, walls, wall coverings, HVAC distribution equipment, lighting, ceilings, utility fixtures, restrooms, plumbing and other improvements and fixtures, installed in the Building Shell, to the extent, but only to the extent, that such improvements and fixtures are specified on the Final Tenant Improvement Plans and are not part of the Building Shell improvements, Site Improvements or Additional Site Improvements.

N.       Tenant Improvement Architect means Ai and all other architects, structural engineers, mechanical engineers, and other design professionals retained by Landlord and needed to design the Tenant Improvements, each of whom shall be duly licensed by the State of California and in good professional standing.

O.       Landlord’s Representative shall be Steve Andrews, so long as Steve Andrews is employed by or under contract with either the Landlord or the general contractor and Landlord hereby agrees that Mr. Andrews will be dedicated to the onsite management and responsibility for construction at the site for the duration of the project. If Mr. Andrews should become disabled or terminate his employment and all other affiliations with either the Landlord or the general contractor, then he shall be replaced with another, comparably qualified and skilled project manager reasonably acceptable to Tenant. Until replaced by written notice, the Landlord’s Representative will have the full authority and responsibility to act on behalf of the Landlord as required by this Improvement Agreement.

P.       Permits are all of the permits, inspections, approvals and consents of governmental authorities or any declarant under CC&Rs or any other third party required for commencement, completion, use and occupancy of the Work in accordance with applicable Law, the Lease, the CC&Rs and any other legal requirements applicable to construction of the Work or use of the Premises for office purposes, including, with limiting the generality of the foregoing, building permits and inspections, certificates of occupancy, use permits, permits for occupancy of the Work for office purposes, plan approvals under any CC&Rs, releases of any rights that any other party may have to use or lease any portion of the Premises or to interfere with construction of the Work or the completion of the Demolition.

Q.       Project Schedule is the schedule for the preparation, approval, permitting, commencement, prosecution and Substantial Completion of the Work attached hereto as Exhibit C-1and incorporated herein by this reference.

R.        Site Improvements means the improvements located outside of the Building Shell as specified on Exhibit C-2 hereto including without limitation; all parking spaces, driveways, delivery facilities, sidewalks, 10 Base T, CAT 5 or better communication transmission lines to the Building Shell distribution point, other utility installations to the Building Shell distribution point, exterior lighting, landscaping features, irrigation systems, landscaping, and other outside area improvements and ancillary facilities specified on the Building Shell and Sitework Plans and Specifications, and all other on-site and off-site improvements (other than the Building Shell and the Tenant Improvements) required by any governmental agency as a condition of its issuance of any approval for construction and use of the Work for office purposes.

S.        Subcontractors and Suppliers collectively means all contractors, subcontractors, design build contractors and subcontractors, and material suppliers who provide labor and materials for construction of the Work, other than the General Contractor. To the extent required by Applicable Laws and Restrictions, each such contractor and subcontractor shall be duly licensed by the State of California and in good professional standing.

T.        Substantial Completion means that (i) all necessary governmental approvals for occupancy of the Work for office purposes have been obtained (including, if applicable, a Certificate of Occupancy); (ii) Tenant has been afforded at least fifteen (15) days following reasonable notice to install Tenant’s Property in the Premises (which time may be concurrent with Landlord’s construction of the Work); (iii) all utilities are hooked up and available for use; (iv) the Tenant Improvement Architect has certified that the Tenant Improvements have been constructed in accordance with the Final Plans therefore except for minor incomplete or defective construction, which do not unreasonably interfere with Tenant’s ability to occupy the Premises for office purposes; (v) the Building Architect has certified that all other Work has been constructed in accordance with the Final Plans therefor except for minor incomplete or defective construction, which do not unreasonably interfere with Tenant’s ability to occupy the Premises for office purposes; (vi) the Work has been completed in accordance with the Final Plans, this Improvement Agreement and Applicable Laws and Restrictions, except for minor incomplete or defective construction, which Tenant and Landlord believe does not unreasonably interfere with its ability to occupy the Premises for office purposes; and (vii) Landlord has offered to deliver sole possession of the Premises to Tenant.

U.        Substantial Completion Date means the date that the Work is Substantially Completed in accordance with this Improvement Agreement; provided, however that, to the extent that Substantial Completion of the Work is delayed because of a Tenant Delay, the Substantial Completion Date shall be deemed to be the date the Work would have otherwise been Substantially Completed, absent the Tenant Delay. The parties agree that the Substantial Completion Date shall be no later than, and no earlier than, April 30, 2003. The Project Schedule attached as Exhibit C-1 to the Phase II Improvement Agreement is hereby deleted and replaced with the revised Project Schedule attached hereto as Exhibit C-1 (Revised).

V.        Tenant Improvement Costs shall mean the sum of the following: (i) payments which Landlord is required to make to the General Contractor or to any Subcontractors and Suppliers for labor, material, equipment, and fixtures for construction of the Tenant Improvements pursuant to construction contract(s) approved in writing by Tenant in accordance with this Improvement Agreement; (ii) reasonable fees paid by Landlord to the Architects who are not employees of Landlord for services rendered pursuant to this Improvement Agreement in connection with the design and construction of the Tenant Improvements and creation of “as built” plans; (iii) permit and license fees, charges and levies paid to governmental authorities for Permits and inspections for the Tenant Improvements; and (iv) the Contractor’s Fee defined in Section 4.A. herein. In no event shall Tenant Improvement Costs include any of the following, all of which shall be the sole obligation of Landlord: (a) any cost attributable to the Landlord’s Building Shell and/or Site Improvements, including without limitation the cost to design, permit, or construct such improvements, (b) charges and expenses for changes to the Final Plans which have not been approved in writing by Tenant; (c) additional costs and expenses incurred by Landlord on account of the default by any of the Architects, the General Contractor and/or any of the Subcontractors and Suppliers or on account of any construction defects in the Work; (d) interest and fees for construction financing; (e) labor and overhead costs for Landlord’s employees and office; (f) bond premiums; (g) costs actually recovered, or which would be actually recovered with financially reasonable due diligence, by Landlord from others with respect to the Work (including, without limitation, insurers, warrantors, and tortfeasors); (h) construction management, profit and overhead charges (whether payable to the General Contractor, any of the Subcontractors and Suppliers, Landlord, or Landlord’s Agents) exceeding the Contractors Fee defined herein, and (i) wages, labor and overhead for overtime and premium time which is not specified in the Final Plans or has not been previously approved by Tenant in writing.

W.       Tenant Delay is any delay in the Substantial Completion of the Work as a consequence of (1) Tenant’s failure to approve or provide required objections to the plans and specifications in accordance with the Project Schedule for such approvals and objections; (2) Tenant’s request for rebidding of Work pursuant to Section 3.C, up to the amount of delay that Tenant approves in writing at the time of the rebid request, (3) breach of this Improvement Agreement by Tenant; (4) Change Orders requested by Tenant, provided the delay will not exceed the amount of delay specified in the Change Order; (5) unavailability of materials, components, finishes or improvements requested by Tenant for the Tenant Improvements which have an unusually long lead-time for delivery, provided the amount of Tenant Delay due to such unavailability shall not exceed the amount of delay approved in writing by Tenant in connection with its approval of the Final Tenant Improvement Plans or at the time Tenant provides its written approval of a Change Order requested by Tenant; (6) a willful or negligent act or omission of Tenant or its Agents on or about the Premises which interferes with the progress of the Landlord’s work, which is not remedied within 24 hours after notice to Tenant’s Representative of the interference.

X.        Tenant’s Representative is Rene Lauzon, or such other person as Tenant shall designate in writing to Landlord as its authorized representative for the purposes of administering this Improvement Agreement. The Tenant’s Representative may change its numbers and address by delivery of notice to the Landlord’s Representative. Until replaced by written notice, the Tenant’s Representative will have the full authority and responsibility to act on behalf of Tenant as required in this Improvement Agreement.

Y.        Tenant’s Work is the installation and construction by Tenant or its Agents of furnishing, fixtures, improvements, equipment, inventory, communication systems, and other items (except the Tenant Improvements) within the Building Shell prior to Tenant’s commencement of business in the Premises.

Z.        Work means the Demolition, Building Shell, Site Improvements, Additional Site Improvements and the Tenant Improvements.

2.	CONSTRUCTION OF TENANT IMPROVEMENTS.

A.        Tenant hereby agrees that its plans for Tenant Improvement shall not include any improvements for the Premises which would be reasonably objectionable to a landlord of office space and, in this regard, it is agreed by Landlord and Tenant that the improvements installed by Tenant in the Phase I building leased by Tenant from Landlord and located adjacent to the Premises are not reasonably objectionable to a landlord of office space. Tenant also hereby agrees, in accordance with Sections 3, 4, 11 and the other provisions of this Improvement Agreement, to reimburse Landlord for the Landlord’s construction, in accordance with this Improvement Agreement, of Tenant Improvements for the Premises having a total Tenant Improvement Cost of not less than $27.00 per Rentable Square Foot of the Building. Tenant agrees that L-C2 shall serve as security for reimbursement by Tenant to Landlord of the Tenant Improvement Cost as required by Section 11 of this Improvement Agreement.

B.        Attached hereto as Exhibit C-1 is the Project Schedule for the Work which has been approved by Landlord and Tenant. All items required for preparation, review, approval, disapproval or delivery by either party shall be appropriately acted upon by the responsible party in conformance with the Project Schedule. The Project Schedule may be revised from time to time by Landlord with Tenant’s approval to reflect any delay in the schedule caused by the Tenant’s failure to respond to, or to act in good faith with respect to, any approvals required herein.

3.	PREPARATION AND APPROVAL OF PLANS.

A.        Retention of Architects: Landlord shall retain the Architects to prepare the plans and specifications for the Work.

B.        Building Shell, Site Improvement and Additional Site Improvement Plans: On or before the date specified in the Project Schedule (Exhibit C-1), Landlord shall cause the Building Architect to prepare and deliver to Tenant proposed schematic / preliminary Plans and Specifications for the Building Shell, Site Improvements and Additional Site Improvements. Within the time specified in the Project Schedule, Tenant shall review and approve or disapprove the proposed preliminary plans. When the parties have agreed upon the preliminary plans and specifications for the Building Shell, Site Improvements and Additional Site Improvements, such plans and specifications shall be attached hereto as Exhibit C-2 (“Building Shell and Sitework Plans and Specifications”). Landlord shall then cause the Building Architect to prepare and deliver to Tenant, for Tenant’s approval, proposed final plans and specifications for such work, which are logical evolutions of the preliminary plans approved by Tenant, on or before the date for completion of such items specified in the Project Schedule. Tenant shall review and approve or disapprove such proposed final plans and specifications within the time specified in the Project Schedule. Subject to Section 3.E, when the final plans and specifications for the Building Shell, Site Improvements and Additional Site Improvements are approved by Tenant and Landlord, such plans shall be the final “Building Shell and Sitework Plans and Specifications” and shall be attached hereto as a revised Exhibit C-2. It is intended that, when attached as Exhibit C-2, the final Building Shell and Sitework Plans and Specifications shall thereupon supercede the preliminary plans and specifications previously attached as Exhibit C-2 for the purposes of this Improvement Agreement.

C.        Preliminary Plans for Tenant Improvements: On or before the date specified in the Project Schedule, Tenant shall deliver to the Tenant Improvement Architect Tenant’s program/design requirements for the Tenant Improvements together with all information necessary to prepare a drawing or drawings to scale for the Tenant Improvements showing the proposed location of all walls, doors, plumbing fixtures, cabinets and floor treatments, the “Preliminary Plans”. Landlord shall cause the Tenant Improvement Architect to prepare such Preliminary Plans for delivery to Tenant and Landlord for their written approval. Concurrently, Landlord shall cause the Contractor to prepare a preliminary estimate of the Tenant Improvement costs based on such Preliminary Plans. Upon Tenant’s receipt of the Preliminary Plans and such preliminary Tenant Improvement cost estimate, Tenant shall review and approve or disapprove the Preliminary Plans within the time permitted by the Project Schedule. Based on its review of the Preliminary Plans, Landlord must notify Tenant of any revisions that may need to be made to the Project Schedule as a consequence of the Tenant Improvements.

D.        Final Plans for Tenant Improvements: When the Preliminary Plans for the Tenant Improvements have been approved by Tenant and Landlord, Landlord shall cause the Tenant Improvement Architect to prepare and deliver to Tenant by the date specified in the Project Schedule proposed final plans, specifications and working drawings for the Tenant Improvements all of which shall be consistent with, and logical evolutions of the preliminary plans and elevations approved by Tenant pursuant to the foregoing, the terms of this Improvement Agreement and the changes thereto previously approved by the parties. At the same time, Landlord shall also cause Contractor to prepare another preliminary Tenant Improvement cost estimate based on such final Tenant Improvement plans for Tenant’s review. In conformance with the Project Schedule, Landlord and Tenant shall review and approve or disapprove such final Tenant Improvement plans and specifications for the Tenant Improvements and when so approved by Tenant and Landlord pursuant to this Section, such plans and specifications shall be the “Final Tenant Improvement Plans” for the purposes of this Improvement Agreement and shall be attached hereto as Exhibit C-3.

E.        Application for Permits:  As soon as the Final Plans are approved by Landlord and Tenant, Landlord shall submit the approved Final Plans to all governmental agencies having jurisdiction over the Work. Landlord shall use its best efforts to obtain from such agencies all required Permits for construction of the Work in accordance with the Final Plans approved by the parties on or before the date for obtaining such Permits specified in the Project Schedule. If a governmental agency requires any change to the approved Final Plans as a condition of issuance of a required Permit, then Landlord and Tenant shall approve of such governmental request or alternatively, make other mutually acceptable changes to the Final Tenant Improvement Plans in order to make said plans acceptable.

F.        Failure to Agree on Plans or Obtain Permits:  If the parties are unable to agree upon the preliminary Building Shell and Sitework Plans and Specifications and/or the Preliminary Plans for the Tenant Improvements on or before the dates for agreement upon such items specified in the Project Schedule, or if all required Permits for the Work are not obtained by the last date for obtaining such permits specified in the Project Schedule, then Tenant or Landlord, in their discretion, may elect to terminate the Lease, by delivery of written notice to the other party. If for any reason, (i) all required Permits for the Demolition or Additional Site Improvements are not obtained by the date for obtaining such Permits as set forth in the Project Schedule (the “Demolition Permit Date”), or (ii) any occupant of the area affected by the Demolition has not surrendered possession of such property to the Landlord on or before the Demolition Permit Date or any other condition prohibiting the commencement of the aforesaid work exists as of the Demolition Permit Date, then Tenant or Landlord shall have the right to terminate this Lease by delivery of written notice to the other party. The parties right to terminate the Lease shall be a sole remedy for failure of the conditions specified above in this Subsection F. Until the foregoing rights of termination are satisfied or waived in writing by Tenant, Landlord shall have no obligation to commence the Work.

4.	TENANT IMPROVEMENT COSTS.

A.        Contractor’s Fee:  “Contractor’s Fee” for construction profit and overhead associated with the construction of the Tenant Improvements to be included in Tenant Improvement Costs shall not exceed eight percent (8%) of the total amount included in Tenant Cost for the labor and materials incorporated into the Tenant Improvements, plus the contractor’s expenses included in “general conditions” for typical Tenant Improvement work.

B.        Tenant Improvement Cost Statement:  When the Final Tenant Improvement Plans have been approved, such Plans shall be submitted to Contractor for Sub-Contractor and Supplier bidding purposes and for subsequent preparation by Landlord of a Tenant Improvement Cost Statement based on the bids of Subcontractors and Suppliers. In this regard, Contractor shall submit for Landlord’s and Tenant’s approval a list of the Subcontractors and Suppliers for the Tenant Improvement Work. At Tenant’s request, all labor and materials for the Tenant Improvement shall be competitively bid by at least three (3) Subcontractors or Suppliers so approved by Tenant. If Tenant so desires, Tenant may also select a Subcontractor or Supplier, but not more than one per subcontract or material contract, reasonably acceptable to Contractor and Landlord, to bid the Work. All bids shall be opened simultaneously and submitted to Tenant for review. Although the General Contractor and Landlord shall not be required to select the lowest bidder, but a responsible bidder for any aspect of the Work, if the Landlord and General Contractor do not select the low bidder, then Tenant must approve of such selection. Landlord shall prepare the Tenant Improvement Cost Statement and shall include all Tenant Improvement Costs pursuant to this Improvement Agreement. In conformance with the Project Schedule, Landlord and Tenant shall review and approve or disapprove the Tenant Improvement Cost Statement and when approved by Tenant and Landlord such statement shall be attached hereto as Exhibit C-4.

5.	DISAPPROVAL AND FAILURE TO RESPOND.

Whenever a party’s approval is requested, neither party shall unreasonably withhold such approval. Any disapproval by Tenant or Landlord of any preliminary plan, final plan, elevation, specification, cost estimate, or schedule change submitted for approval shall be communicated only by a writing, which is delivered to the other party within the time permitted by the Project Schedule and which specifies the disapproved item(s), the reason(s) for the disapproval, and the changes required to make the item acceptable. The parties shall then negotiate in good faith, using all reasonable efforts to reach agreement on any such disapproved items by the appropriate dates specified in the Project Schedule. If Tenant’s approval of any item requiring its approval under this Construction Agreement is not delivered in accordance with the procedures and time limits specified in this Improvement Agreement, then Tenant shall be deemed to have not given its approval to such item but the Scheduled Completion Date may be adjusted as provided in Section 2, above.

6.	CHANGE ORDERS.

The Final Plans, Tenant Improvement Cost Statement and Project Schedule (including, without limitation, the Scheduled Completion Date specified therein) established in accordance with this Agreement and any other construction document approved by the parties in accordance with this Improvement Agreement may be modified only by a written “Change Order” executed by Landlord and Tenant, which clearly describes (i) the change, (ii) the party required to perform the change, (iii) any modification of the Final Plans and final Tenant Cost Statement necessitated by the Change, and (iv) any revision of the Project Schedule and Scheduled Completion Date, if any, occasioned by the change. Neither Landlord nor Tenant shall unreasonably withhold or delay its approval of a change (whether requested by a party or required by an Applicable Law or Restriction), provided that Landlord may withhold its approval, in its discretion, to any Change proposed by Tenant which materially affects the exterior appearance, structure, or building service systems included in the Building Shell or Site Improvement Work or which increases the cost Landlord will incur to complete the Building Shell and Site Improvements, unless Tenant agrees to pay such overrun as such cost is incurred.

7.	DEMOLITION.

A.        Demolition of Existing Improvements on Premises:  Landlord and Tenant acknowledge that certain improvements are currently located on the Premises and on surrounding land also owned or controlled by the Landlord and that it is the party’s intention to demolish such improvements as part of the Work. At its sole cost, Landlord shall terminate all applicable leases and shall cause Contractor to demolish Building B (containing Gold’s Gym and the Theatre) and all appurtenances thereto pursuant to the Demolition Plan attached hereto as Exhibit C-5 (the “Demolition”). The Demolition and associated “clean up” shall be completed no later than the last day of February 2002.

8.	TENANT SYSTEMS.

Landlord acknowledges that Tenant designs and manufactures control systems incorporated into advance building control systems. Accordingly, as a material inducement for Tenant to enter into the Lease, Landlord hereby agrees that the Final Plans and Specifications will call for the installation of LonWorks® systems for the Work including but not limited to control systems for lighting, elevators, HVAC, security, and life and health safety systems (“LonWorks Systems”). All LonWorks Systems shall be designed and installed only in accordance with the specifications therefor provided by the manufacturer and installed only by Authorized Network Integrators of LonWorks Systems certified by Tenant and approved by Landlord and which approval shall not be unreasonably withheld and shall not prevent the use of such systems.

9.	CONSTRUCTION.

A.        No Liability of Tenant:  Notwithstanding Tenant’s right to approve the Subcontractors and Suppliers, the Subcontractors and Suppliers and the General Contractor are contractors only for Landlord, and Tenant shall have no liability to any Subcontractors and Suppliers nor to the General Contractor, in its capacity as the general contractor, under the Final Plans or any construction document or otherwise with respect to the Work.

B.        Commencement and Completion of the Work:  When the Preliminary Plans, Project Schedule, and Preliminary Tenant Cost Statement have been approved in writing by Landlord and Tenant and any Permits required for the commencement of construction of the Work have been obtained, then Landlord shall cause Contractor and the Subcontractors and Suppliers to commence and to thereafter diligently prosecute the construction of the Work so that the Work will be Substantially Completed in accordance with the Final Plans by the Scheduled Completion Dates therefor contained in the Project Schedule (as amended).

C.        Standard of Construction:  Landlord shall cause all work to be constructed by well trained, adequately supervised workers, in a good and workmanlike manner, free from design, material and workmanship defects in accordance with the Final Plans and all applicable Laws and Permits. Notwithstanding anything to the contrary in the Lease or this Improvement Agreement, Tenant’s acceptance of the Work shall not waive the foregoing warranty and Landlord shall promptly remedy all violations of the warranty at its sole cost and expense.

D.        Tenant Fixturing:  Landlord shall use all reasonable efforts to complete construction of the Building Shell and Tenant Improvements to a point permitting Tenant’s entry for installation of this fixtures and equipment on or before the date specified in the Project Schedule. When the construction of the Building Shell and the Tenant Improvements has proceeded to the point where Tenant’s installation of its fixtures and equipment can be commenced in accordance with good construction practice, the Landlord shall notify Tenant to that affect at least fifteen (15) days prior to making the Premises available for Tenant’s Work, and shall permit Tenant and its authorized representatives and contractors to have access to the Premises for a period of not less than fifteen (15) days for the purpose of performing Tenant’s Work, which period may be given while Landlord’s Work is continuing. Landlord and Tenant shall cooperate in good faith to schedule and coordinate Tenant’s Work with the Landlord’s Work in a manner which will assure Substantial Completion of the Landlord’s Work by the Scheduled Completion Date, will reduce each party’s cost, and ensure labor harmony. While performing Tenant’s Work, Tenant shall comply, and shall cause its employees, contractors, and suppliers to comply with the reasonable work rules observed by the General Contractor and the Subcontractors and Suppliers. Tenant or Tenant’s sub-contractor shall provide the liability insurance required herein naming Landlord as additionally insured, during all times that Tenant is conducting Tenant’s Work upon the Premises.

E.        Inspection & Punchlist:  With 24 hours prior notice to Landlord, Tenant’s Representative and Tenant’s architect, designers and consultants shall have the right to enter on the Premises at all reasonable times for the purpose of inspecting the progress of the work, provided Tenant has the liability insurance naming Landlord as additionally insured described above. Landlord shall provide Tenant with at least seven (7) days prior notice of the date when construction of the Work has advanced to a point permitting Tenant’s Representative, Landlord’s Representative and the Tenant Improvement Architect, and such advisers as they shall require to inspect such work and prepare a written list of any defective and incomplete items of work (a “punchlist”). Landlord will cause all punchlist items to be remedied as soon as reasonably possible. If Tenant and Landlord believe a punchlist item will unreasonably interfere with its ability to occupy the Premises for office purposes, it shall so specify on the punchlist, and such item shall be completed before the Work is deemed Substantially Complete. Any damage to the Work caused by the negligence or willful misconduct of Tenant’s or its Agents during any entry into the Premises for Tenant’s Work or move-in shall not be considered a punchlist item and Tenant’s failure to identify any item on the punchlist shall not waive its right to require Landlord to construct the Work in accordance with this Agreement. Landlord shall promptly undertake and complete within a reasonable time each additional punchlist item identified by Tenant. Until such punchlist items are complete, Tenant shall have no obligation to pay the Excess Tenant Cost Retention. Notwithstanding the foregoing, Tenant’s failure to specify any incomplete item or defect on the “punchlist” shall not waive Landlord’s obligation to complete the Improvements in accordance with this Improvement Agreement.

10.	DELIVERY OF POSSESSION.

A.        Early Commencement:  Landlord shall deliver possession of the Premises to Tenant, pursuant to the Lease on the fifteenth day after Substantial Completion. However, Tenant may accept possession of the Premises upon Landlord’s receipt of a Temporary Certificate of Occupancy or upon Substantial Completion (prior to the Scheduled Completion Date) subject to the terms of the Lease. However, Tenant shall have no obligation to accept possession of the Premises or commence payment of rent until the later of (i) the Substantial Completion Date, or (ii) the Scheduled Completion Date of the Work as specified in the Project Schedule.

B.        Liquidated Damages for Delay in Substantial Completion:  Landlord acknowledges that, if the Substantial Completion Date is delayed beyond the “Scheduled Completion Date” as defined in the Project Schedule, or such alternative Scheduled Completion Date as the Landlord and Tenant may agree upon in writing in the final approved Project Schedule or in a Change Order executed in accordance with this Improvement Agreement, for reasons other than a Force Majeure Delay or a Tenant Delay, Tenant will incur costs not compensated by the mere delay in the Commencement Date for the payment of Rent under the Lease caused thereby and that the exact amount of such costs will be extremely difficult to ascertain. Accordingly, if such a delay occurs, then, in addition to Tenant’s other rights and remedies, upon Commencement of the Lease, then, in addition to the delay in commencement of Rent under the Lease due to the delay in the Commencement Date, Landlord shall waive additional Tenant’s Base Rent equal to the corresponding number of days of delay in the Substantial Completion of the Work beyond the Scheduled Completion Date (as the same may be so adjusted) times the per diem Base Monthly Rent payable for the first month of the Lease term, to the extent such delay is not due to Force Majeure or Tenant Delay. The parties agree that such amount represents a fair and reasonable estimate of the cost Tenant will incur by reason of the late completion of the work to be performed under the Improvement Agreement and that such costs are difficult to estimate at this time. Notwithstanding the foregoing, acceptance of liquidated damages for delay by Tenant shall not constitute a waiver of Landlord’s breach of any provision of this Improvement Agreement or the Lease.

11.	PAYMENT OF CONSTRUCTION COSTS.

A.        Tenant’s Reimbursement of Excess Tenant Cost:  Except as expressly provided to the contrary in this Improvement Agreement, Landlord shall pay all costs incurred by Landlord for the Demolition or for construction of the Building Shell. Tenant shall reimburse Landlord for all Tenant Improvement Costs (as the same may be adjusted by change orders approved in writing by Tenant); provided, however that the total Tenant Improvement Costs payable by Tenant shall not exceed the Final Tenant Cost Statement (as the same may be adjusted by change orders approved in writing by Tenant). When the Final Plans, the Final Tenant Cost Statement, and the Project Schedule have been approved by Landlord and Tenant and the Permits necessary for commencement of the Work in accordance with this Improvement Agreement have been obtained, and Landlord has commenced construction of the Tenant Improvements, then Tenant shall reimburse Landlord for Tenant Improvement Costs in the following manner: On or before the 10th day of each month, Landlord will deliver to Tenant a statement of the Tenant Improvement Costs paid incurred by the Landlord for the previous month (and not previously reimbursed by Tenant) which are then due and payable by Landlord (the “Progress Cost”). On or before the 10th day following receipt of the request, Tenant shall pay the Progress Cost to Landlord; provided, however, that the total amount payable by Tenant for each Progress Cost request shall not exceed the Final Tenant Cost Statement (as the same may be adjusted by change orders approved in writing by Tenant) less the amount reasonably required to complete the Tenant Improvements in accordance with this Improvement Agreement. Upon Substantial Completion of the work to be performed by Landlord under the terms of this Improvement Agreement: (1) Landlord shall cause the Tenant Improvement Architect to determine a reasonable estimate of the cost of any unfinished punchlist items which do not unreasonably interfere with Tenant’s use of the Premises, which estimated amount shall be doubled (2x) to become the “Excess Tenant Cost Retention”; and (2) Tenant shall then pay Landlord the remaining balance of the Tenant Improvement Cost less the Excess Tenant Cost Retention. Finally, when all items included on the punch-list have been completed, Tenant shall pay to Landlord an unpaid amount of the Tenant Improvement Costs payable by the Tenant under this Improvement Agreement together with the Excess Tenant Cost Retention. Each of Landlord’s requests for reimbursement of Tenant Improvement Costs shall be accompanied by such reasonable documentation of the Tenant Improvement Cost and such lien releases relating thereto, as Tenant may reasonably request. The final payment of Tenant Improvement Cost shall be due and payable on or before the 10th day following receipt of such Landlord demand following completion of all punchlist items. Notwithstanding the foregoing, in no event shall Tenant be required to make any payment of Tenant Improvement Costs at a time when Landlord is in default of its obligations under this Improvement Agreement.

B.        Failure to Make Timely Reimbursements:  All reimbursements to be made by Landlord or Tenant under this Section which are not paid as agreed shall bear interest at the Agreed Interest Rate from the due date until paid.

12.	OWNERSHIP & SURRENDER OF TENANT IMPROVEMENTS.

All Tenant Improvements shall be “Tenant’s Property” for the purposes of this Lease and, except as expressly provided to the contrary in Section 15.B of the Lease, may be removed from the Premises at any time. Tenant shall be entitled to all tax benefits and depreciation attributable to the Tenant Improvements. Except as expressly provided to the contrary in Sections 9, 11, and 12, of the Lease, Tenant shall also be entitled to all insurance and condemnation proceeds, as well as the other ownership attributes of such Tenant Improvements. Upon request the Landlord shall execute a document in form reasonably acceptable to the Landlord, acknowledging the Tenant’s right, title and interest in the Tenant Improvements.

13.	RISK OF LOSS.

A.        Builder’s Risk Insurance:  At all times prior to the Substantial Completion Date, Landlord shall maintain so-called contingent liability and broad form “builders’ risk” insurance with coverage in an amount equal to the full replacement cost of the Work. Such policy (i) shall be in a form reasonably satisfactory to Tenant, (ii) shall be carried with a company reasonably acceptable to Tenant, (iii) shall provide that such policy shall not be subject to cancellation or change except after at least ten (10) days prior written notice to Tenant, (iv) shall contain a “cross liability” provision insuring Landlord and Tenant against any loss caused by the negligence of the other party or its agents, employees or contractors, (v) designate Tenant as a co-named insured on said insurance policy, and (vi) be subject to a deductible not exceeding $25,000.

B.        Casualty:  If any portion of the Work is damaged or destroyed prior to the Substantial Completion of the Work, Tenant shall have the right to terminate the Lease, if (in the reasonable opinion of the Landlord’s Architects the damage cannot be repaired and the Work Substantially Completed prior to the one hundred twentieth (120th) day following the Scheduled Completion Date. If the Lease is so terminated, Tenant shall be entitled to the proceeds of the builder’s risk insurance equal to the Tenant Cost, if any, paid by Tenant prior to the termination, and the remainder of the proceeds will be paid to Landlord. If the Lease is not terminated pursuant to this Section, Landlord shall promptly and diligently complete construction of the Work in accordance with this Improvement Agreement and all insurance proceeds with respect to the loss shall be paid to an independent depository, reasonably acceptable to Landlord and Tenant, for disbursement in accordance with typical construction lending practice to the General Contractor and the Subcontractors and Suppliers restoring the Work as construction progresses.

14.	RIGHTS UPON TERMINATION.

If the Lease is terminated pursuant to any provision of this Improvement Agreement, then in addition to all other amounts due Tenant hereunder, all monies paid to Landlord by Tenant under the terms of the Lease or this Improvement Agreement shall be returned to Tenant within ten (10) days following Tenant’s written demand for reimbursement and, thereupon, neither party shall have any further rights or obligations under the terms of the Lease or this Improvement Agreement. The amounts payable to Tenant under this Section shall be reduced by the amount of any insurance proceeds received by Tenant from Landlord’s course of construction casualty insurance policy.

15.	NOTICES.

The notices to be delivered to the parties pursuant to this Improvement Agreement shall be given by personal delivery, reputable next-business-day courier, or by facsimile (with receipt confirmed) to the Tenant’s Representative and the Landlord’s Representative at the following address and facsimile number.

Tenant’s Representative:

Rene Lauzon

ECHELON

415 Oakmead Parkway

Sunnyvale, CA 94085

Telephone:
Facsimile:
EMail:

Landlord’s Representative:

Mike Black

GREEN VALLEY CORPORATION

777 N. First Street

San Jose, CA 95112

Telephone:
Facsimile:
Email:

16.	EXHIBITS.

Exhibit C-1(Revised:	Revised Project Schedule
Exhibit C-2:	Building Shell and Sitework Plans and Specifications
Exhibit C-3:	Final Tenant Improvement Plans and Specifications
Exhibit C-4:	Approved Tenant Improvement Cost Statement
Exhibit C-5:	Demolition Plans

17.	APPROVALS.

Except as otherwise expressly provided in this Improvement Agreement, whenever either party’s consent, approval, designation, or advice is required by the other party, such consent, approval, designation, or advice shall not be unreasonably withheld or delayed. This Improvement Agreement contains the entire agreement between the parties with respect to the construction of the Work by Landlord and, in the event of any conflict between the terms of this Improvement Agreement and the Lease, this Improvement Agreement shall prevail. This Improvement Agreement may be amended and the provisions of hereof may be waived only by a writing signed by Landlord and Tenant and the provisions hereof shall be binding upon the successors and assigns of the parties to the Lease. If any legal action, arbitration or other proceeding is commenced to interpret or enforce this Improvement Agreement, the prevailing party in such action, arbitration or proceeding shall be entitled to recover its reasonably attorneys’ fees and costs.

IN WITNESS WHEREOF, the parties hereto have executed this Improvement Agreement intending to be bound thereby.

LANDLORD:	TENANT:

Green Valley Corporation, a California corporation	Echelon Corporation, a Delaware corporation

By:	By:

Name:	Name:

Its:	Its: